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                          PROFIT FINANCIAL CORPORATION

                             Document 10-12G/POS AM

                             Filing Date: 9/22/1997


                                  EXHIBIT LIST


                                   EX-4.1
                                   EX-10.1(b)
                                   EX-10.11
                                   EX-10.12
                                   EX-16.1
                                   EX-23

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                               TABLE OF CONTENTS

                               Document Sections

ITEM 1.   BUSINESS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
ITEM 2.   FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . .13
ITEM 3.   PROPERTIES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.  . .19
ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS.  . . . . . . . . . . . . . . . . .19

ITEM 6.   EXECUTIVE COMPENSATION.  . . . . . . . . . . . . . . . . . . . . . .21
ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.  . . . . . . . . . .23

ITEM 8.   LEGAL PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . . . . .25
ITEM 9.   MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON
          EQUITY AND . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES. . . . . . . . . . . . . . .27
ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED. . . . . . .27
ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS. . . . . . . . . . . . . .28
ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA. . . . . . . . . . . . .29
ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS. . . . . . . . . . . .33
ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS. . . . . . . . . . . . . . . . . .33
CONSOLIDATED BALANCE SHEETS  . . . . . . . . . . . . . . . . . . . . . . . . F-1
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . F-9
BALANCE SHEETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .F-23


                                  Exhibits

EXHIBIT 4.1
EXHIBIT 10.1(b)
EXHIBIT 10.11
EXHIBIT 16.1
EXHIBIT 23

--------------------------------------------------------------------------------


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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549


                                 FORM 10 POS AM


                   General Form for Registration of Securities
   Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934


                          PROFIT FINANCIAL CORPORATION
           (Exact Name of Registration as Specified in Its Charter)



               UTAH                                             91-1772094
(State or Other Jurisdiction of                               (IRS Employer)
 Incorporation or Organization)

14675 Interurban Avenue South     Seattle, Washington              98168
(Address of Principal Executive Offices)                         (Zip Code)

                                     (206) 901-3000
                   (Registrant's Telephone Number, Including Area Code)


             Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class                       Name of Each Exchange on Which
        to be so Registered                       Each Class is to be Registered

              None                                            None



             Securities to be registered pursuant to Section 12(g) of the Act:


                          Class A Common Stock $.01 par value
                                   (Title of Class)


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     THIS REGISTRATION STATEMENT CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE
MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED ("EXCHANGE ACT"). ACTUAL RESULTS OR EVENTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED OR CONTEMPLATED BY SUCH STATEMENTS AS THE RESULT OF VARIOUS FACTORS INCLUDING, WITHOUT LIMITATION, THE RISK FACTORS DISCUSSED IN THIS REGISTRATION STATEMENT. THE CONSIDERATIONS DISCUSSED IN THIS REGISTRATION STATEMENT ARE NOT INTENDED TO REPRESENT A COMPLETE LIST OF THE GENERAL OR SPECIFIC RISKS THAT MAY AFFECT THE CLASS A COMMON STOCK ("COMMON STOCK") OF PROFIT FINANCIAL CORPORATION ("PROFIT, AND, TOGETHER WITH ITS DIRECT AND INDIRECT SUBSIDIARIES, THE "COMPANY"). IT SHOULD BE RECOGNIZED THAT OTHER RISKS MAY BE SIGNIFICANT, NOW OR IN THE FUTURE, AND THE RISKS SET FORTH BELOW MAY AFFECT THE COMMON STOCK OF THE COMPANY TO A GREATER EXTENT THAN INDICATED.

     THE COMPANY COMPLETED A TWO-FOR-ONE STOCK SPLIT OF ITS COMMON STOCK IN SEPTEMBER 1996. ALL SHARE AND PER SHARE INFORMATION CONTAINED HEREIN AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO HAVE BEEN ADJUSTED TO REFLECT THE IMPACT OF THE STOCK SPLIT UNLESS OTHERWISE INDICATED.


                                RISK FACTORS

     An investment in the Common Stock of the Company involves a high degree of risk. Prospective investors should carefully consider the following factors, together with the other information contained in this Registration Statement, in evaluating the Company and its business before purchasing shares of Common Stock of the Company.

Dependence on Wade B. Cook

     The Company's future prospects and financial condition depend in large part on the continued services of Wade B. Cook, the Company's founder and the President and Chairman of the Company ("Mr. Cook"). Substantially all of the programs, products and services provided by the Company are based on Mr. Cook's materials and ideas . Mr. Cook has not entered into and does not intend to enter into a non-competition agreement with the Company. Mr. Cook has entered into an Employment Agreement dated June 24, 1997 with Wade Cook Seminars, Inc., Profit's wholly owned subsidiary, which agreement provides for a term of employment through June 30, 2000 and contains a non-disclosure clause which limits Mr. Cook's disclosure of certain proprietary information to third parties while an employee. The loss of the services of Mr. Cook could have a material and adverse effect on the Company's business, financial condition and results of operation. The Company does not carry key man life insurance for Mr. Cook. See "Business" and "Certain Relationships and Related Transactions".

Dependence on Certain Relationships

     The Company derived the preponderance of its revenues in the fiscal years ended December 31, 1996, 1995 and 1994 from sponsoring and promoting products, seminars and services licensed from Money Chef, Inc., formerly known as USA/Wade Cook Seminars, Inc. ("Money Chef"), and believes that it will continue to derive the majority of its revenues in the foreseeable future from these sources. In January 1993, the Company entered into a Product Agreement with Money Chef for the non-exclusive right to promote and sponsor seminars, entity formation services and products owned or controlled by Money Chef. In June, 1997, the Company renegotiated the Product Agreement. Mr. Cook is the President of Money Chef and is a trustee of a trust, created for the benefit of Mr. Cook's family, that owns all of the outstanding shares of Money Chef. While there is no non-competition agreement with either Mr. Cook or Money Chef, the Company is free to offer, market and sell products and services, including seminars, created and developed by others. Any factor adversely affecting the Company's relationship with Mr. Cook or Money Chef could have a material and adverse effect on the Company's business, financial condition and

3

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results of operation. See "Business-Dependence on Certain Relationships",
"Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Certain Related Transactions".

Managing Growth

     The Company has recently experienced rapid and dramatic growth in the number of employees, the number of classes and seminars offered by the Company, the scope of its operating and financial management system and the geographic areas of its operations. This growth has resulted in a significant increase in the level of responsibility for both existing and new management personnel. The Company's ability to manage growth will require it to continue to implement and improve its operational, financial and management systems and to motivate and effectively manage an increasing number of employees. The Company's failure to manage its growth effectively could have a material and adverse effect on the Company.

Limited Operating History

     The Company has a limited operating history, and although the Company has experienced significant growth since the reorganization of the Company in 1995, this is not necessarily indicative of future operating results. No assurance can be given that the Company will be able to maintain profitability on a quarterly or annual basis in the future.

Dependence on Successful Introduction of New Programs, Products and Services

     The Company's growth strategy is dependent on its ability to sell existing programs, products and services to additional markets and on its continued ability to successfully develop and introduce new programs, products and services. Although the Company is currently developing new programs and products, it may need to rely upon the willingness of authors and producers of products and programs to sell or license them to the Company. There can be no assurance that the Company will be able to develop or acquire rights to additional products and programs that it seeks on acceptable terms. Further, market conditions and the level of customer interest may be different for the Company's current products than for new products or programs, and there can be no assurance that the Company will be able to compete favorably with, and obtain market acceptance for, any new products and programs. Failure of the Company to successfully develop, acquire, introduce and market new products and programs could have a materially adverse effect on the Company's business and future prospects.

Dependence on Changing Economic Conditions

     The Company's revenues and profitability may be significantly affected by general economic conditions. A significant portion of the Company's revenues are derived from individuals who, the Company believes, may adjust their expenditures for educational seminars and materials during economic downturns. Should the economy weaken in any future period, these individuals may not increase or may decrease their expenditures on the type of programs, products and services provided by the Company, which would have a material and adverse effect on the Company's business, financial condition and results of operations. In addition, the Company has significant investments in marketable securities and may have significant investments in the real estate market. Any weakening of the economy in any future period may have a material and adverse effect on the investments held by the Company. See "Business - Real Estate and Other Investments".

Potential Liability

     The Company faces exposure to potential claims in the event that the methods and techniques presented in its programs and products are alleged to have resulted in significant losses to an investor using such methods and techniques. The Company requires its customers to execute a letter acknowledging the risks inherent in following the investment and other strategies presented by the Company. There can be no assurances that the Company will be able to avoid any claims asserting such liability. In addition, any such claims or litigation could result in the diversion of the management's attention and resources, which could have a material and adverse effect on the Company. In that regard, the Company and certain executive officers of the Company are the object of an

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investigation by the Securities and Exchange Commission. The Securities and
Exchange Commission could, if it concluded that a violation of federal securities laws has occurred or is continuing, in the exercise of its statutory authority, cause a cease and desist order to issue against the Company covering certain of its activities, which activities could include conducting seminars. The SEC could also initiate proceedings that could result in civil penalties being levied against the Company in monetary amounts ranging from $50,000 to $500,000, per violation. Additionally, the Washington State Securities Administrator has issued subpoenas requesting information and documents from the Company to which the Company has responded. The Washington State Securities Administrator has more limited powers than the SEC but could take actions which would have a material adverse affect on the Company and its business. Finally, the Company has the general risks of liability faced by all businesses dealing with the general public and that have persons coming on their premises to conduct business. Although the Company currently has general liability insurance, there can be no assurance that insurance coverage will continue to be available in the future on commercially reasonable terms, or at all, or that such insurance will be adequate to cover potential liability claims or that a loss of insurance coverage or the assertion of a liability claim or claims would not materially adversely affect the Company's business, financial condition and result of operations. See "Legal Proceedings"

Competition

     The highly competitive market in which the Company competes is fragmented and decentralized, with low barriers to entry. The management of the Company believes that the Company is a leader in the financial education market and that no single competitor accounts for a dominant market share. The Company's competitors include other companies and individuals who promote and conduct seminars and provide products on topics relating to investment strategies, financial planning and personal wealth management. The Company believes that the majority of independent training providers are small organizations, which often provide training as one of several services or product lines or provide limited services and product lines. There can be no assurance that the Company will be successful in maintaining its current position in the financial education market or continue to be successful against such competition. See "Business-Competition".

Risk Associated with Possible Acquisitions and Other Investments

     Historically, the Company has invested the majority of its excess cash in marketable securities. The Company has also made small investments in certain venture capital partnerships and private companies. Although the Company is continuing to invest a significant portion of its cash flow in marketable securities, it is also aggressively seeking alternative vehicles through which the Company can invest cash flow from its programs, products and services and from its existing investment portfolio. A significant portion of the assets of the Company may be used for the acquisition of real property and ownership interests in limited partnerships that invest in real property. The Company is actively evaluating acquisition and other investment opportunities that fit within the investment strategy of the Company. Depending on the investment opportunities that become available to the Company, the Company may also seek to expand its existing investment portfolio to include, among other things, substantial interests in private and public companies in related and unrelated businesses. The type of investments that the Company is seeking and investing in involve numerous risks, including potential difficulties in the assimilation of acquired assets, diversion of management's attention away from normal operating activities and the diversion of the Company's resources from other investment opportunities. The Company has limited experience in executing and implementing such investments and no assurances can be given as to the success of the Company in executing and implementing the investments that the Company is currently involved with or may be involved with in the future. See "Business-Real Estate and Other Investments".

Control by Management

     As of June 24, 1997, senior management of the Company collectively owns approximately 60.4% of the outstanding shares of Common Stock. Mr. Cook and entities affiliated with Mr. Cook own approximately 60.1% of the outstanding shares of Common Stock. Consequently, the senior management, and Mr. Cook in particular, will continue to have a significant influence over the policies and affairs of the Company and will be in a position to determine the outcome of corporate actions requiring stockholder approval, including the election of directors, the adoption of amendments to the Company's corporate documents and the approval of mergers and sales of the Company's assets. See "Security Ownership of Certain Beneficial Owners and Management".

ITEM 1.   BUSINESS.

         The Company - Profit and Subsidiaries

Profit Financial Corporation, a Utah corporation, (formerly Profiteer Corporation) ("Profit") is a holding company for the common stock and other ownership interests of a group of business entities collectively referred to herein as the "Company". Wade Cook Seminars, Inc., a Nevada corporation, (formerly United Support Association, Inc.) ("WCSI"), Left Coast Advertising, Inc., a Nevada corporation, ("Left Coast"), Lighthouse Publishing Group, Inc., a Nevada corporation ("Lighthouse Publishing"), and Profit Financial Real Estate Management Company, Inc., a Nevada corporation, ("Profit Real Estate") are all 100% owned subsidiaries of Profit. Entity Planners International, Inc., a Nevada corporation, ("EPI") is a 100% owned subsidiary of Profit Real Estate as is Hotel Associates #1, Inc., a Nevada corporation, ("Hotel Associates"). Unlimited Potential, Inc., a Nevada corporation, ("Unlimited") is a 50% owned subsidiary of EPI. The remaining 50% of EPI is owned by Zion's Holding Company, L.L.C., a Utah limited liability company not affiliated with EPI, Profit or the Company. Except for Zion's Holding Company, L.L.C., all of the entities identified above are affiliates of Mr. Cook.


Wade Cook Seminars, Inc., Profit's wholly owned subsidiary ("WCSI"), markets and delivers a variety of seminars and workshops focused on investment strategies, financial planning and personal wealth management and produces and sells audio tapes, videotapes, books and other written materials designed to teach various investment strategies and financial planning techniques. In addition, WCSI hosts a web site on the Internet at http://www.wadecook.com as an additional tool to recruit students and market its programs, products and services. WCSI accounted for almost all of the Company's revenues for the fiscal year ended December 31, 1996 ("fiscal 1996").


Left Coast is engaged in the business of producing and placing advertising in various media, primarily for WCSI. Left Coast contributed less than one per cent of consolidated gross revenues in the year ended December 31, 1996 and less than two % through March 31, 1997.


Lighthouse Publishing is engaged in the business of producing and publishing books, audio and video tapes, and other written materials, primarily for Wade B. Cook in his capacity as author of such books and materials and producer of such tapes. Lighthouse Publishing has entered into agreements to publish "Real Estate Money Machine", "Business Buy the Bible", "Bear Market Baloney", "Stock Market Miracles", and "Wall Street Money Machine", all of which are books by Wade B. Cook. Lighthouse Publishing contributed less than 12 % of consolidated gross revenues in the year ended December 31, 1996 and one % through March 31, 1997.


Profit Real Estate was formed to engage in the business of managing and overseeing the real estate investment portfolio of the Company. Profit Real Estate conducts its business through its wholly owned subsidiaries EPI and Hotel Associates, and Unlimited, EPI's 50% owned subsidiary. EPI is a general partner in Sherlock Homes, Limited Partnership, a Nevada limited partnership (an inactive partnership formed to invest residential real estate projects), Rising Tide L.P., a Nevada limited partnership (the owner of the Provo Fairfield Inn, a limited service hotel located in Provo, Utah) , and Seattle-Tacoma Executive Properties, L.P., a Nevada limited partnership (an inactive partnership formed to hold the land and improvements constituting Profit's corporate headquarters). Unlimited is a general partner in Reno F.I.S. Limited Partnership, a Nevada limited partnership (formed to purchase the Reno Fairfield Inn, located in Reno, Nevada), FSS, L. P., a Nevada limited partnership (formed to purchase a hotel project located in Salt Lake City, Utah). Another entitiy which is an indirect subsidiary is Park City Hotel Partners, Limited Partnership , a Nevada limited partnership ( a partnership owning a hotel project in Park City). Profit Real Estate and its subsidiaries contributed less than one % of consolidated gross revenues in the year ended December 31, 1996 and one % at March 31, 1997.

     The Company believes that it is well positioned to take advantage of the increasing demand for information and training on investment strategies, financial planning and personal wealth management. The Company also believes that its approach to education and training offers many advantages over other financial and investment

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seminars and related financial information products due to the breadth and depth of its programs, products and services, the quality and size of its instructor force and its strong marketing and sales team.

     In 1996, the Company conducted 120 seminars in 42 cities across the United States. Average attendance at the seminars was 81 persons. Through June 30, 1997, the Company has conducted 103 seminars in 43 cities and the average attendance is 70 persons per seminar. Prior to 1996, the Company did not keep records sufficient to provide the data necessary to determine statistics for prior periods similar to the statistics for 1996 and 1997.

     The Company's principal executive office is located at 14675 Interurban Avenue South, Seattle, Washington 98168 and its telephone number is (206) 901-3000.

Business Strategy

     The Company's objective is to become the leader in offering personal finance educational products. In pursuit of its objective, the Company's strategy, in order of relative importance, is to:


     Expand Program and Product Offerings. The Company is currently developing and will continue to expand its library of programs, products and services to increase sales to its existing customers and to attract new customers. The Company hopes to offer a comprehensive array of programs, products and services on almost all aspects of investment strategies, financial planning and wealth management.


     Explore Strategic Alliances. To increase sales of its programs and products, the Company will explore opportunities for strategic alliances and collaborative efforts with book clubs and major bookstore chains and with providers and developers of programs and products consistent with the strategic vision of the Company.


     Strengthen Customer Base in Existing Markets. The Company has only recently begun marketing and providing its programs, products and services in many markets. The Company will seek to aggressively market its programs, products and services in the newer markets to attract new customers and increase sales to existing customers.


     Explore Other Means of Advertising. To access new clients, the Company will explore other means of advertising, including television infomercials and advertising and newsprint advertising, to reach individuals who may be interested in the products, programs and services offered by the Company.

     Expand its Market into Smaller Cities. Historically, the Company has marketed and provided its seminars and products to residents located in or near cities in the United States with populations over one million. The Company will be expanding to cities with smaller populations in the future to broaden its market penetration.

     While the Company has identified the above elements of a strategic plan, it has not gone further to set forth in detail the steps to be taken to implement such elements nor has it defined the scope of any planned expansion nor developed an estimated or expected timetable for the implementation of such expansion.

Prior Business History

     Prior to May 18, 1995, the Company's educational seminar business was conducted by United Support Association, Inc. ("USAI"), a corporation incorporated in Nevada in 1989 that was owned by the Wade B. Cook Family Trust. On May 18, 1995, Profit acquired all of the outstanding capital stock of USAI in exchange for 1,880,000 shares of Profit's common stock. Profit was formed in 1979 as a Utah corporation under the name Profiteer Corporation. Prior to June 1, 1995, Profit engaged primarily in farming and ranching in Utah. USAI's name was changed to "Wade Cook Seminars, Inc." in February 1997 due in part to the marketing advantages of

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using Mr. Cook's name and associating the programs with his successful publications.

Principal Programs, Products and Services

     Substantially all of the Company's programs, products and services are based on the financial and investment strategies of Mr. Cook. The Company has the non-exclusive right to promote, produce and sell these programs, products and services pursuant to the terms of a Product Agreement with Money Chef. See "--Dependence on Certain Relationships" below. Mr. Cook has based his programs and products on his belief that people need to: (a) increase their wealth by increasing their cash flow; (b) learn how to minimize their federal and state income taxes; (c) use entities, such as Nevada corporations, family limited partnerships, living trusts, qualified pensions and business trusts, to protect their assets; (d) be able to retire with sufficient income from their assets to maintain a good standard of living; and (e) be able to pass on their wealth and assets to their loved ones without the problems of probate. The Company believes that its competitive position and its name recognition have been greatly enhanced by the popularity of Mr. Cook's books. Since 1996, over 300,000 copies of Mr. Cook's books have been sold throughout the United States. The Company plans to continue capitalizing on the popularity and exposure from such books.

Educational Seminars and Workshops

      The Company promotes and sponsors a series of programs designed to meet the educational needs of clients interested in increasing their wealth and etter managing their personal finances. The seminars provided by the Company include the following:

   Financial Clinic is a three-hour seminar explaining the various products and services offered by WCSI and providing an introduction to investing in the stock market. The Financial Clinic is designed to serve as an introduction to the Wall Street Work Shop. This seminar is currently taught nationwide eight to ten times a week. The price to attend the Financial Clinic is $22 to $33 depending on whether the customer prepays the price of attendance.


    Wall Street Work Shop ("WSWS") is a two-day seminar teaching investors the investment strategies set forth in Mr. Cook's books, Wall Street Money
Machine and Stock Market Miracles. Students are taught stock market basic terminology, how to choose a brokerage firm, stock market strategies, and how to place a trade. The students observe instructors purchasing or selling securities from brokers as they follow the investment strategies taught in the class. The Company also offers the seminar Youth Wall Street for younger investors. This seminar is currently taught nationwide nine to eleven times per week. The price to attend WSWS ranges from $2,695 to $4,695 depending on the particular options selected by the persons or person attending the seminar and depending on the particular discount or promotion in effect at the time of payment.


    Business Entity Skills Training ("BEST") is a one-day seminar teaching students personal finance management strategies such as asset protection and tax reduction using corporations, limited partnerships, qualified pensions, and living trusts. BEST is taught immediately after the last day of each WSWS, either in the evening or the following day. The price to attend BEST is $995 if no other seminar is also attended. Otherwise, the price of Best is included in the price of attending certain companion seminars.


    Next Step is a two-day seminar for participants who have already attended the WSWS. Advance stock market investments strategies are taught in a format in which students can actively participate in making investments. Next Step is currently taught nationwide twelve times a year. The price to attend Next Step ranges from $1,495 to $9,995, depending on whether it is attended separately or with other seminars offered by the Company and depending on the particular discount or promotion in effect at the time of payment


    Wealth Academy is a three-day seminar teaching wealth accumulation and asset protection formulas using various business strategies and corporate income tax planning to assist students in better managing their personal finance and business activities. Wealth Academy is currently taught nationwide six to nine times a year. The price to attend Wealth Academy ranges from $2,495 to $7,995 depending on whether it is attended separately or with

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other seminars offered by the Company and depending on the particular discount or promotion in effect at the time of payment.


   Executive Retreat is a two-day workshop designed for participants who own or control Nevada corporations to gain a broader understanding of the mechanics using a corporation for tax advantages, limited liability and estate planning. The workshop is currently taught two to three times a year at two locations. The price to attend Executive Retreat ranges from $1,495 to $2,495 depending on whether it is attended separately or with other seminars offered by the Company and depending on the particular discount or promotion in effect at the time of payment.

The seminars provided by the Company accounted for approximately 52%, 53% and 30% of the Company's revenues in fiscal 1996, 1995 and 1994, respectively. The Company typically conducts its seminars and workshops at major cities in the United States with populations of over one million. The majority of the Company's seminars are held in Los Angeles, California, Denver, Colorado, Seattle, Washington, Las Vegas, Nevada, Washington, D.C., Orlando, Florida and Dallas, Texas. The Company derived more than 10% of its revenues in fiscal 1996 from seminars taught in the states of California, Colorado, Washington and Nevada. On March 31, 1997, forty speakers conducted seminars for the Company throughout the United States. Thirty-five of such speakers were independent contractors and five were employees of the Company. The Company provides extensive training to its speakers, including two-day, bi-monthly workshops with an experienced trainer. Most speakers review training tapes and attend training sessions for six months prior to becoming "technicians" and graduate to becoming "secondary speakers" on tour. The best of these secondary speakers eventually rise to the role of primary speaker. Typically, the Company's speakers are required to enter into an agreement not to compete with the Company for a period of generally three years after the termination of their engagement with the Company.

  Audio tapes, Videotapes, Books and Other Printed Materials

      The Company's seminars and programs are supplemented by audio tapes, video tapes, books and other printed materials that are licensed to the Company.
Sales of these products accounted for 22%, 20% and 17% of the revenues of the Company for fiscal 1996, 1995 and 1994, respectively,

      The books promoted and sold by the Company include Wall Street Money Machine, Stock Market Miracles, Bear Market Baloney and Business Buy the Bible. The Company also sells Brilliant Deductions, The Real Estate Money Machine, 12 Special Reports, The Incorporation Handbook, How to Pick Up Foreclosures, Owner Financing, Cook's Book on Creative Real Estate, 101 Ways to Buy Real Estate without Cash and 555 Clean Jokes. Each of these books was written by Mr. Cook. These books are sold at prices ranging from $4.95 to $59.95 depending on the title and excluding shipping and handling.


      The audio tapes promoted and sold by the Company include the multi-tape audio seminars Financial Fortress Home Study and Zero to Zillions. In addition, the Company sells single tapes that generally address the ideas and concepts taught in its seminars. The Company's single audio tapes include:
Financial 4x4; Financial Power Pack; Paper Tigers; Unlimited Wealth; High Performance Business Strategies; Brilliant Deductions II; Retirement Prosperity; Money Mysteries of the Millionaires; The Power of Nevada Corporations; Entity Structuring; Outrageous Returns; Tax Updates 1 & 2; Double Your Money Update; Everything You Ever Wanted to Know About: Cook University; Everything You Ever Wanted to Know About: The Wall Street Workshop; Everything You Ever Wanted to Know About: The Real Estate Cash Flow Boot Camp; Everything You Ever Wanted to Know About: Becoming a Travel Agent; Income Formulas; Income Streams; Stock Market Power Strategies; Smarter Money. Mr. Cook is the primary speaker in each of these tapes. These audio tapes are sold at prices ranging from $33 to $1,695 depending upon the title of the audiotape or collection of audio tapes.


      The videotapes promoted and sold by the Company include the multi-tape video versions of the Company's seminars Wall Street Workshop and Next Step, as well as single-tape videos on Dynamic Dollars, Entity Structuring and All About Wall Street Workshop. The Next Step videotaped seminar is sold at a price ranging from $1,495 to $2,995. The Wall Street Work Shop Videotaped seminar is sold at a price ranging from $1,995 to $2,995.

Entity Formation Services

      The Company provides information, forms packages and assistance to individuals interested in preparing Nevada Corporations, Living Trusts, Pension Plans, Family Limited Partnerships, Charitable Remainder Trusts and Business Trusts. After providing its clients with information about the various entities, the Company typically outsources the formation of the entities to independent outside vendors for a commission. Prices for the Company's entity formation services range from $695 to $5,995 depending on the nature and the number of the entities purchased The entity formation services of the Company accounted for 14%, 20% and 45% of the Company's revenues in fiscal 1996, 1995 and 1994, respectively.

WIN Subscriptions

      Wealth Information Network ("WIN") is a subscription service provided by the Company which can be accessed over the Internet 24 hours a day. WIN provides detailed information on the Company's trades for each day using the investment strategies discussed in Wall Street Money Machine and Stock Market Miracles and taught in the Company's seminars. WIN also provides stock information and updates on the Company's programs and products, including a schedule of events and seminars provided by the Company. The subscription rate for the WIN service ranges from $1,995 to $3,695 per year, depending on the length of service, promotion offered at the time of sale, and whether a subscriber is also an attendee at a seminar offered by the Company. Subscription to WIN accounted for 7%, 7% and 2% of the Company's revenues in fiscal 1996, 1995 and 1994, respectively.

Sales and Marketing

      The Company creates interest and demand for its programs, products and services through a mix of radio advertising, direct mail advertising and telephone and Internet marketing.

Radio Advertising

      The Company primarily uses radio advertising to reach potential customers. Advertising on the radio permits the Company to consistently advertise its programs and products to potential customers nationally. Generally, the Company advertises on the radio offering a free audio tape explaining certain stock market strategies and informing customers of a financial clinic that will be presented by the Company. The radio advertising attracts customers to the Financial Clinic seminars, which then introduce and market the other programs, products and services provided by the Company. The management of the Company believes that radio advertising is crucial to maintaining the Company's current market niche and to maintaining or increasing its revenues. Any factors that adversely affect the availability or attractiveness of radio advertising for the Company, such as a significant price increase in the cost of radio advertising, could have a material and adverse effect on the Company's business, financial condition and results of operation.

Direct Mail Marketing and Advertising

      The Company markets its programs, products and services through direct mailing to its mailing list of over 300,000 individuals, many of whom have previously attended one of the Company's seminars or purchased the Company's products. A centralized marketing department develops the Company's catalogs, brochures and advertisement using desktop publishing, and electronic pre-press technology to create the files used to produce direct full-color film for plate-making. This capability enables the Company to make quick improvements to its marketing materials in order to feature the latest financial developments and address market opportunities in a timely manner.

Sales Team

     The Company's sales force consists of over 180 people who are responsible for responding to phone, e-mail, Internet and facsimile orders and inquiries received by the Company, as well as for following up with existing clients to promote additional programs, products and services. The Company provides its sales staff daily training to refine their sales skills and to provide updates on the products, programs and services being offered by the Company. The Company believes its sales force has been critical to the Company's success in selling its products, program and services.

Internet Marketing

      The Company maintains an Internet web site at http://www.wadecook.com to market and promote its programs, products and services. The web site has information on the Company's programs, products and services and certain limited information on stock and investment strategies. A WIN subscriber can access WIN through the web site. The Company believes that the Internet will become an increasingly significant marketing channel to prospective clients in the future.

Dependence on Certain Relationships

      The Company derived the preponderance of its revenues in fiscal 1996, 1995 and 1994 from sponsoring and promoting products, seminars and services licensed from Money Chef and believes that it will continue to derive the majority of its revenues in the foreseeable future from these sources. In January, 1993, the Company entered into a Product Agreement with Money Chef for the non-exclusive rights to promote and sponsor seminars, entity formation services and products owned or controlled by Money Chef. Mr. Cook is the President of Money Chef and is a trustee of a trust, created for the benefit of Mr. Cook's family, that owns all of the outstanding shares of Money Chef. Accordingly, any factor adversely affecting the Company's relationship with Mr. Cook or Money Chef could have a material and adverse effect on the Company's business, financial condition and results of operation.


      Mr. Cook has granted a license to Simon & Schuster to market the audio rights to `Wall Street Money Machine'. Further, Mr. Cook has stated that in the future he may be willing to provide exclusive rights to the Company with respect to intellectual property including publishing and marketing rights thereto created by him although he is under no obligation to do so.


      On June 26, 1997, Wade Cook Seminars, Inc. renegotiated the Product Agreement for an additional period through June 30, 2002 for a flat royalty of 10% of gross sales. For fiscal years 1995 and 1996, Money Chef had the right to take a royalty ranging from 10% to 50% of gross revenues however they opted to take only 10%. Mr. Cook does not have an "outputs contract" (i.e., a contract giving the Company the first right to license or otherwise obtain the rights in and to all of the products Mr. Cook writes and creates) with the Company and so the Management of the Company can not guarantee that all future products created by Mr. Cook will be licensed by the Company under the terms of the Product Agreement.


      The Company also entered into an agreement with Mr. Cook for the publication rights in the United States, its territories, dependencies and possessions and the republic of the Philippines and Canada and the right to sell copies in the open market throughout the world for the books Real Estate Money Machine, Wall Street Money Machine, Stock Market Miracles, Bear Market Baloney and Business Buy the Bible. Under the terms of each Agreement (all of which agreements are substantially similar), the Company is obligated to pay Mr. Cook 10% of the retail selling price for each book sold. Certain additional rights in each book are to be shared equally. Such rights include: the right to receive royalty payments for abridgment, condensation or digest treatment, Anthology or annotation, sale to book clubs or similar organizations, reprint, special editions and second serial and syndication rights including reproduction in compilations, magazines, newspapers, or books.

Intellectual Property

     The Company regards its seminars, workshops and other materials as proprietary and relies primarily on a combination of statutory and common law copyright, trademark and trade secret law, plus employee and third-party non-disclosure agreements and other methods to protect its proprietary rights. Notwithstanding the foregoing, a third party or parties could copy or otherwise obtain and use the Company's materials in an unauthorized manner or use these materials to develop programs, products and services which are substantially similar to those of the Company. If substantial unauthorized use of the Company's products were to occur, the Company's business and results of operations could be materially and adversely affected. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar educational materials, similar seminars, workshops and programs or delivery methods. See "--Dependence on Certain Relationships".

Customers

     The Company's customers are individuals with a broad variety of backgrounds, who are interested in one or more of the seminar topics which are presented by the Company. The Company is not dependent upon any single customer for any of its businesses, and has no contracts or other agreements with any third party pursuant to which the Company generates a material amount of its revenues.

Competition

     The highly competitive market in which the Company operates is fragmented and decentralized, with low barriers to entry. The management believes that the Company is among the largest competitors in the financial education market and that no single competitor accounts for a dominant market share. The Company's competitors include other companies and individuals who promote and conduct seminars and provide products on topics relating to investment, financial planning and personal wealth management. The Company believes that the majority of independent training providers are small organizations, which often provide training as one of several services or product lines or provide limited services and product lines. The Company differentiates itself from these providers based on its size, the scope and quality of its proprietary course offerings and the number, quality and experience of its instructors. Some of these competitors however offer courses and products similar to the Company at lower prices. In addition, many of the Company's competitors sponsor and conduct seminars free of charge as a marketing tool for other business. These competitors include stockbrokers, franchisers of business opportunities and portfolio and tax consultants. Some competitors have greater financial and other resources than the Company. There can be no assurance that the Company will be successful in maintaining its current position in the financial education market or continue to be successful against such competition.

Employees and Consultants

     The Company currently employs 342 full-time employees and 10 part-time employees. In addition, the Company has engaged the services of approximately 35 independent contractors, primarily as seminar speakers. On June 24, 1997, the Company had 80 seminar speakers (including full time and part time employees and consultants) 39 shipping and order fulfillment employees, 186 sales staff, 5 graphics staff, 12 marketing and advertising professionals and 70 management, legal, accounting and administrative staff. None of the Company's employees are represented by a labor union. The Company believes that its relationship with its employees is good.

Real Estate and Other Investments

   Historically, the Company has invested the majority of its excess cash in marketable securities. The Company has also made small investments in certain venture capital partnerships and private companies. Although the Company is continuing to invest a significant portion of its excess cash in marketable securities, it is also aggressively seeking alternative vehicles through which the Company can invest excess cash from its programs, products and services and from its existing investment portfolio.

     Recently, the Company began focusing on investment opportunities in real estate related markets. Primarily through Profit Financial Real Estate Management Company, Inc., a wholly owned subsidiary of Profit ("RE Management"), and various other subsidiaries (together, the "Real Estate Subsidiaries"), the Company has begun investing in real estate projects. Typically, the Company invests in real estate limited partnerships as the sole or as a significant limited partner, and in some cases, acts as a general partner. Through these investments, the Company has significant ownership interest in four hotels in various stages of development and is aggressively evaluating several other real estate investment opportunities. To date, the investment amounts per project have ranged from $228,000 for less than 10% percent of a project to $3,450,000 for 100% ownership of a project. Of the Company's hotel/motel project investments, one hotel is an operating business, one hotel is currently under construction, and two are investments in real property on which hotels or motels are scheduled or planned to be constructed under the name Fairfield Inn Suites or Hampton Inn Suites. In late 1996, the Company purchased its headquarters in the Seattle, Washington area for approximately $3 million and spent approximately $2.5 million on tenant improvements.

     The Company's strategy for fiscal 1997 is to continue to directly and indirectly make real estate-related investments, including acquiring and developing hotels and motels primarily in Utah, Nevada, California and Washington. The Company is currently evaluating or negotiating its investment in a variety of properties and plans on making up to fourteen additional real estate related investments in fiscal 1997. Depending on the investment opportunities that become available to the Company, the Company may also seek to expand its existing investment portfolio in fiscal 1997 to include, among other things, substantial interests in private and public companies in related and unrelated businesses.

     The type of investments that the Company is seeking involve numerous risks, including potential difficulties in the assimilation of any acquired assets, operations or businesses, diversion of management's attention away from normal operating activities, and the diversion of the Company's resources from other investment opportunities. The Company has limited experience in executing and implementing such investments and no assurances can be given as to the success of the Company in executing and implementing the investments that the Company is currently involved with or may be involved with in the future.

ITEM 2.   FINANCIAL INFORMATION.

     The following table summarizes certain selected financial data and is qualified in its entirety by the more detailed financial statements contained elsewhere in this Registration Statement.



                                                    SELECTED CONSOLIDATED FINANCIAL DATA


                                                            YEAR ENDED DECEMBER 31,
                                     -------------------------------------------------------------------------

                                        1996            1995            1994          1993**          1992**
                                        ----            ----            ----          ------          ------
                                       AUDITED         AUDITED        AUDITED
STATEMENT OF OPERATIONS DATA:
Net Sales                            $40,724,515     $7,567,335      $1,973,145       $727,974        $573,492
Cost of Sales                         15,682,936      3,373,888         861,734        146,727         118,504
                                      ----------      ---------         -------        -------         -------
Operating income (loss)                4,739,876        339,446         (22,667)       351,165         393,344
Net income(loss) per share                   .46            .02            (.03)           .14             .20
                                             ---            ---           -----            ---             ---
Number of shares used in
   computing net income (loss)
   per share*                          6,623,280      6,398,426       6,398,426      2,463,228       2,368,554


                                 ------------------------------------------------------------------------------
                                                            Year Ended December 31,
                                 ------------------------------------------------------------------------------
                                        1996            1995            1994          1993**          1992**
BALANCE SHEET DATA:
Cash and cash equivalents            $  635,141        $26,840      $  1,001     $  11,344      $  1,590


13





Working capital                       (3,890,698)      (763,216)         10,663      1,792,582       2,928.527
Long-term obligations                     --             --              --            466,860         476,529
Total assets                          16,937,659      2,283,055         675,347      3,120,478       3,984,138
Total stockholders equity              3,702,024        528,899         405,101      2,432,059       3,606,467



See Note A of Notes to Financial Statements for an explanation of the computation of per share data.
** The 1993 and 1992 figures include results of operation of business lines which were spun off in connection with the reorganization in 1995.This balance sheet information is based solely on the Company's 1993 and 1992 tax returns.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATION AND FINANCIAL CONDITION

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements contained elsewhere in this Registration Statement.

Overview and Outlook

     Profit is a holding company that, through its subsidiary WCSI, conducts educational investment seminars and produces and sells audio tapes, videotapes, books and other written materials focused on investment strategies, financial planning and personal wealth management. The Company also invests in marketable securities, and invests in real estate related limited partnership, venture capital limited partnerships and private companies. WCSI also hosts WIN, an internet website that allows subscribers to log on for information related to the stock market at http://www.wadecook.com. Two other of the Company's subsidiaries, Left Coast Advertising, Inc. and Lighthouse Publishing Group, Inc. conduct advertising and publishing services, respectively, for the Company. To date, the vast majority of revenues of the Company have been derived from the educational seminars and products related to such seminars. These seminars and related products are almost exclusively based on products and seminars developed by Mr. Cook and are licensed to the Company by entities owned or controlled by Mr. Cook, or by members of his family pursuant to a Product Agreement with Money Chef. The Company believes that the sales of seminars and products developed by Mr. Cook will constitute the majority of revenues for the Company for the foreseeable future. Accordingly, any factor adversely affecting Mr.
Cook or the Company's relationship with Mr. Cook or Money Chef would have a material adverse impact on the Company's business, financial condition and results of operation. See "Risk Factors-Dependence on Certain Relationships".

     The Company is currently seeking to develop new seminars and products with new authors so that it can diversify its seminar topics, protect its current role as a leader in the educational investment seminar business, and attract new customers. The Company may also seek joint ventures with other similar seminar businesses to expand its customer and product base. However, there can be no assurances that the Company will be successful in these endeavors. The failure of the Company to successfully expand its customer and product base and minimize its dependence on Mr. Cook may have a material and adverse effect upon the Company's future business and prospects.

     The Company believes that the success of the Wall Street Workshop, which accounts for the vast majority of the Company's current revenues, is due in part to the ability of its workshop facilitators to make demonstration trades with stock brokers during the seminars to familiarize students with the trading process. Typically, after discussing certain stock market strategies, the facilitators during the seminar will phone a stockbroker of his or her choosing and will enter actual orders to purchase or sell securities. The purpose of this demonstration during the class is to illustrate the process of trading these investments. An example of such a transaction is the purchase or sale of 10 call option contracts at a price of $300 per contract to settle in three days for an amount of $3,000.00.


     In order to allow facilitators to make actual purchases or salesof marketable securities during the course of the Wall Street Workshops, the Company has set up sub-accounts within its own brokerage accounts and has authorized trading limits in a range of $25,000 to $40,000 depending upon the facilitators background, experience and length of time with the Company. After an investment is made, many of these investments are sold by the Company's in-house traders without returning the rate of return anticipated by the facilitators in making the investment.


     The Company's need to maintain an adequate cash position in every brokerage account, especially when every account is a margin account, sometimes requires the Company to liquidate the investments made by its facilitators, even if they produce losses. Historically, the losses have generally been offset by the short term capital gains achieved by the facilitators and money managers. The Company reported gains (losses) on trading securities of $92,711, $88,719 and $(1,616) for the periods ending December 31, 1996, 1995 and 1994, respectively. The financial results reported included unrealized losses of $226,264, $20,899 and $23,180 for the same periods, respectively. However, there can be no assurances that losses will not arise in the future. Although these sub-accounts are only a small portion of the Company's portfolio of assets, the risk of investing in stocks and derivatives creates the possibility of some losses for the Company.

     The investment portfolio of the Company has materially increased from 1994 through 1996. The Company intends to continue to invest in its stock market portfolio as necessary to support the trading of securities during the Wall Street Workshops as a teaching mechanism, to use its portfolio as a tool to train speakers for the Wall Street Workshop and to attempt to earn investment income. The Company intends to pursue its current stock market investment strategies. However, there can be no assurances that the condition of the stock market will be what the management of the Company anticipates that it will be at any given time or that the Company will be in a position to effectively take advantage of existing market conditions. As with any investment in the stock market, the Company may suffer significant losses from pursuing its investment strategies.

     WCSI has grown from three employees in 1989 to over 300 employees in 1997. The increase in staffing at the Company reflects the dramatic growth in demand for the Company's seminars and the corresponding need to increase the Company's sales forces to adequately service the increasing customer base and to coordinate seminars in most major cities in America. The management of the Company believes that the historical rate of expansion of its staff in 1994, 1995 and 1996 will slow down in 1997 as the current number of employees is sufficient for the Company's current needs.

     Although the Company has historically been profitable, there can be no assurance that the Company will maintain or increase revenues, maintain profitability or avoid losses in any future period. The future results of operation, both annually and from quarter to quarter, are subject to a variety of factors applicable to the Company and the industries and markets in which it operates.

Results of Operations

Quarterly Results

UNAUDITED BALANCE SHEET FOR THE PERIOD ENDED JUNE 30, 1997-LIQUIDITY AND CAPITAL RESOURCES

     The Company's total assets expanded to $34,297,933 at June 30, 1997 compared to $16,937,659 at December 31, 1996. The Company's total liabilities grew to $23,749,009 from $12,618,335. Shareholders' equity at June 30, 1997 increased to $10,004,279 from $3,702,024 at December 31, 1996.

     The Company experienced a substantial increase in credit card purchases and as a result the credit card processing company the Company uses increased the amount it requires as a hold back. Accordingly, trade and credit card receivables increased to $4,672,567 compared to $848,282 at December 31, 1996.

     The Company increased its portfolio of marketable securities to $5,993,285 compared to $3,801,039 at December 31, 1996.

FOR THE QUARTERS ENDED MARCH 31, 1997 AND MARCH 31, 1996

     Gross revenues continued to increase, due largely to the increase in the number of seminars provided by the Company. The Company reported gross revenues for the quarter ended March 31, 1997 of $18,588,388 as compared to gross revenues of $5,575,284 for the same period in 1996.

     The cost of generating revenues was $7,550,409 for the period ended March 31, 1997, as compared to $2,163,080 for the same period in 1996.

     Gross profits, following the same trend as gross revenues, increased during the period ended March 31, 1997 to $11,037,979 as compared to $3,412,204 during the same period in 1996.

     The net income for the Company, after taxes, was $1,326,975 for the period ended March 31, 1997, as compared to net after-tax income of $1,007,695 for the same period in 1996. Notwithstanding a significant increase in gross revenues, net income remained relatively stable, due to a substantial increase in selling, general and administrative expense, of which major components are personnel and advertising costs.

     The Company experienced unusual demands on its cash resources in the first quarter of 1997. A substantial factor in the increased demands for cash was the renovation and relocation into its new headquarters offices located in Tukwila, Washington. Additionally, the Company made a substantial cash investment in the Fairfield Inn Suites at Provo, Utah. Capital expenditures during the quarter ended March 31, 1997 were $5,849,351. Borrowings during this period were $1,477,610 and accounts payable increased by $3,370,404.

Annual Results

     The following table provides a summary of the Company's operating results for the years 1996, 1995 and 1994:

                                                 YEAR ENDED DECEMBER 31,
                                          -------------------------------------

                                              1996        1995          1994
                                              ----        ----          ----
                                            AUDITED      AUDITED       AUDITED
STATEMENT OF OPERATIONS DATA:
Net Sales                                 $40,724,515   $7,567,335   $1,973,145
Cost of Sales                              15,682,936    3,373,888      861,734
Operating income (loss)                     4,739,876      339,446      (22,667)
Net income(loss) per share                        .46          .02         (.03)
Number of shares used in computing net
  income (loss) per share*
                                            6,623,280    6,398,426    6,398,426

 * See Note A of Notes to Financial Statements for an explanation of the computation of per share data.

     The Company has increased its gross revenues in each of the past three years. Gross revenues of the Company were $1,973,145 in 1994, $7,567,335 in 1995 and $40,724,515 in 1996.

     The rapid increase of gross revenues for the Company from 1994 to 1996 is due to a variety of factors including, the dramatic increase in the frequency of various seminars, the significant increase in fees for the seminars, the establishment of the Wall Street Workshop program, the development of WIN, the sales of the book, "Wall Street Money Machine," and the introduction of two new seminars.

     The average retail price of the seminars have generally increased 73% from 1994 to 1995 and 25% from 1995 to 1996. Wall Street Workshop was increased from $780 in 1994 to $1,677 in 1995 and $2,195 in 1996. Wealth Academy increased from $1,950 in 1994 to $2,206 in 1995 to $3,286 in 1996.
The fee for the WIN internet service increased from $495 in 1994 to $1,995 in 1995 and $2,995 in 1996. The fee increase allowed the Company to focus its resources to develop and increase market and research support for its web site. In fiscal 1997, the Company does not anticipate any significant changes in the fee structure for any of its programs.

     The Company has increased the frequency of Wall Street Workshops from two per month in 1995 to two per week in early 1996, to five times per week in early 1997. The Company will attempt to continue increasing the number and frequency of seminars that the Company offers.

     Net Sales. The net income for the Company for the past three fiscal years was a net loss of $195,730 for 1994 to a net profit of $123,798 in 1995 and $3,064,639 in 1996. This represents an increase of $319,528, or 163% from 1994 to 1995 and $2,940,841, or 2376% from 1995 to 1996. It should be noted that the reorganization of Profit occurred on May 18, 1995, and the losses carried by Profit for the first four and one-half months of 1995 affected the profit and loss margin for the Company. The management of the Company anticipates strong growth in fiscal 1997, however, there can be no assurances.


     Cost of Sales. Although the direct costs of staffing the individual seminars, workshops, or financial clinics as a percentage of net sales have remained relatively stable over the past three years, the total cost has increased to correspond with the rise in the number of seminars, workshops and financial clinics provided by the Company. From 1994 to 1995, costs went from $861,784 to $3,373,888, which is an increase of $2,512,104 or 292%, and from 1995 to 1996, costs went from $3,373,888 to $15,682,936, which is an increase of $12,309,048 or 365%.


     A significant cost of sales to the Company are payments to Mr. Cook and primarily his affiliate Money Chef, Inc.under various agreements to compensate him for the use of the intellectual property owned by him or his affiliates. In that regard, the Company accrued costs of $4,366,183, $755,550, $, and $82,923 for 1996, 1995 and 1994, respectively.

     The seminar business is not generally seasonal in nature although the Company experiences somewhat slower participation rates during July and August.


Liquidity and Capital Resources

     Since the acquisition of WCSI in 1995, the Company has financed its operations primarily through cash flow from operations. At December 31, 1996, 1995 and 1994, respectively, the Company had cash and cash equivalents of $635,141, $26,840, $100, respectively. Total assets increased from $594,216 in 1994 to $2,283,055 in 1995 to $16,937,659 in 1996 and total liabilities increased from $184,967 in 1994 to $1,458,352 in 1995 to $12,618,335 in 1996.
Although no assurances can be given, the Company does not anticipate any trends which will materially increase or decrease its current level of liquidity.

     In the past, the Company had the opportunity to increase its liquidity by its investment strategies in the purchasing and selling of marketable securities. The investment in marketable securities will need to continue for teaching purposes with respect to each Wall Street Workshop. In addition, the Company anticipates it will maintain or increase its current level of investment in marketable securities in the future. The Company may channel some of the liquidity of its investment portfolio into real estate limited partnerships that are purchasing hotels or motels or underlying real property to construct such hotels, to making investments in venture capital limited partnerships or other less liquid investments or paying down underlying debt attached to its corporate headquarters. See "Business-Real Estate and Other Investments".

     The current monthly payments for the outstanding loan for the corporate headquarters of $50,000 per month will increase on September 1, 1997 to $100,000 per month, until February 1, 1999. The contract allows the Company to make lump sum prepayments on January 1, or July 1, in increments of $100,000 but not more than $500,000. The Company may make a prepayment of $500,000 on July 1, 1997. There is no prepayment penalty.

     Except for the mortgage on its corporate headquarters, the Company currently does not access external sources of liquidity and the management of the Company does not currently expect to access external sources of liquidity in the immediate future.

     The Company has material commitments for its various hotel or motel development projects. The real estate subsidiaries have long term or short term debt payments for various hotel and motel development projects that will affect the Company's liquidity in 1997. These include monthly payments of $10,430 and a down payment of $25,000 for its 8.8% ownership of Park City Hotel Partners, Limited Partnership, by WCSI; $690,000 payment for 51% ownership of FSS, Limited Partnership; $590,000 for 51% ownership of Reno F.I.S., Limited Partnership; $3,450,000, including payments of $1,400,000 in 1997 as well as monthly payments of approximately $16,000 for 100% ownership of Rising Tide, Limited Partnership. The anticipated source of revenue to meet these commitments will be from operational revenue and investment portfolio growth. The management of the Company believes that some revenue may be generated through income from the limited partnerships owning the hotels/motels if occupancy increases in late 1997 and early 1998. However, these expectations may not be met if the investment portfolio held by the Company experiences little growth or a diminution in value or if the existing trend of increased occupancy in hotel/motels adversely changes.



     The liquidity of the Company may be impaired in the event the underlying loans wrapped by Rising Tide, Limited Partnership ("Rising Tide"), an indirect subsidiary of the Company, are called by the lenders. On or about March 7, 1997 Rising Tide agreed to enter into an all-inclusive trust deed (with assignment of rents) pursuant to which deed Rising Tide assumed the debt of East Bay Associates, LLC (a non-affiliate) for a loan from The Bank of Utah in the amount of approximately $791,000 and a loan from the Greater Salt Lake Business District in the amount of approximately $788,000. The deed of trust contained additional terms and conditions usual and customary of trust deeds. Both loans may be accelerated at any time, which, if occured, would create a cash flow risk for the Company and reduce the ability of the Company to continue its investment strategies in purchasing hotels. Although there can be no assurances that the loans will not be accelerated, the management of the Company does not anticipate the loans will be accelerated and has structured the wrap around an assumption package to pay off the debt. In addition, the hotel owned by Rising Tide is operational and producing a current income stream. The income stream from Rising Tide may be used to minimize the impact that the acceleration of the loans would have on the liquidity of the Company.

     The major expenses for the completion of the remodeling and refurbishing of the corporate headquarters will be completed by the summer of 1997. The Company purchased, in cash, all the office furniture, office equipment, and office art in past fiscal year and the first quarter of 1997. The Company does not anticipate any significant expenses exceeding $250,000 for its corporate headquarters in 1997.

     The Company's current financial resources and estimated cash flow from operations are expected to provide adequate capital to fund the Company's operations, including its various real estate development projects, for the next twelve months.

     The Company has unused sources of liquid assets in a stock market portfolio estimated at $5 million which the Company will seek to invest in various vehicles. See "Business - Real Estate and Other Investments".

Other Matters

     Inflation did not have a significant impact on the Company's operations in fiscal 1996, 1995 and 1994.

ITEM 3.   PROPERTIES.

     The Company's headquarters are located in a three-story, 63,000 square foot office building in Seattle, Washington. The Company purchased the building in 1996, and believes that the facility is adequate for the Company's needs for the foreseeable future. The headquarters building houses the management and sales staff of Profit, together with its subsidiaries WCSI, Left Coast, Lighthouse Publishing and RE Management. The headquarters building also contains three seminar rooms at which the Company conducts seminars for the Seattle metropolitan area. The Company leases approximately 29,000 square feet of warehouse space in Tukwila, Washington where it stores and ships audio tapes, video tapes, books and other printed materials. The lease for such space expires in April 2000.

ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of June 24, 1997 for
(i) each executive officer of the Company; (ii) each director of the Company;
(iii) all executive officers and directors of the Company as a group; and
(iv) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock:


Beneficial Owner(1)                                                    Shares Beneficially         % of Outstanding
                                                                             Owned(2)                   Stock(3)
                                                                             --------                   --------
Officers and Directors:
     Wade B. Cook(4)....................................................       4,138,540                 60.1%
     Andrew T. Rice.....................................................               0                   *
     Laura M. Cook(5)...................................................       4,138,540                 60.1%
     Cheryle Hamilton...................................................             140                   *
     Robert T. Hondel...................................................          20,140                   *
     Dr. Warren H. Chaney...............................................               0                   *
     John V. Childers(6)................................................          20,140                   *
     Nicholas Dettman...................................................               0                   *
     Eric W. Marler(7)..................................................          20,500                   *

      All executive officers and directors of the                               4,181,460                60.4%
      Company as a group (9 persons).........

Non-management 5% Stockholders:(8)
      Yeaman Enterprises, Inc.(6)
         3098 S. Highland Drive, Suite 460
         Salt Lake City, Utah 84106.....................................          741,813                 13.7%
      Wade B. Cook and Laura M. Cook
         Family Trust(7)................................................        2,800,000                 41.9%

     *........Represents beneficial ownership of less than 1% of the outstanding shares of the Common Stock

(1) Unless otherwise indicated, the address of the beneficial owner is c/o Profit Financial Corporation, 14675 Interurban Avenue South, Seattle, Washington 98168-4664.
(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed to be outstanding for calculating the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for calculating the percentage of any other person. Except as indicated by footnote, and except for voting or investment power held jointly with a person's spouse, the persons named in the table have sole voting and investment power with respect to all shares of capital stock shown beneficially owned by them.
(3) Percentage is calculated based upon 6,680,864 shares of Common Stock outstanding on June 24, 1997.

(4) Includes (a) 938,540 shares owned by Mr. Cook, (b) 200,000 shares owned by the Wade Cook Family Trust, a trust established for the benefit of Mr. and Mrs. Cook's family, (c) 200,000 shares of Common Stock subject to immediately exercisable option to exercise options held by Yeaman Enterprises Inc., and (d) shared voting and investment power over 2,800,000 shares of Common Stock owned by the Wade B. Cook and Laura M. Cook Family Trust, a trust established for the benefit of Mr. & Mrs. Cook's family. Wade B. Cook and Laura M. Cook are husband and wife. All shares held by Mr. Cook are held as community property. Mr. Cook is the trustee of the trusts.

(5) Includes shared voting and investment power over 2,800,000 shares of Common Stock owned by the Wade B. Cook and Laura M. Cook Family Trust, Wade B. Cook and Laura M. Cook are husband and wife. Also includes 1,338,540 shares or options owned by Mr. Cook or by the Wade Cook Family Trust, as to which Mrs. Cook disclaims beneficial ownership. All shares held by Mrs. Cook are held as community property
(6)  Includes 20,000 shares subject to exercisable options.
(7) Includes 2500 shares subject to an immediately exercisable option and 200,000 shares subject to option to purchase immediately exercisable options.
(8) These shares of Common Stock are held in a Custodial Trust Account at Yeaman Enterprises, Inc. for the benefit of Mr. Yeaman's family.
     Mr. Yeaman disclaims beneficial ownership for such shares. Includes options to acquire 100,000 shares of common stock on July 31, 1997 and 100,000 shares on August 31, 1997

ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS.

     The following table sets forth certain information as of June 21, 1997 concerning each of the directors, executive officers and other senior officers of the Company:


             Name                          Age                               Position
             ----                          ---                               --------
             Wade B. Cook                  47            President and Chairman of the Board
             Andrew T. Rice                40            Treasurer and Controller
             Laura M. Cook                 44            Secretary and Director
             Cheryle Hamilton              45            Director of Lighthouse Publishing
             Robert T. Hondel              54            General Sales Manager of WCSI
             Dr. Warren H. Chaney          54            Director
             John V. Childers              52            Director
             Nicholas Dettman              49            Director
             Eric W. Marler                39            Director


     Wade B. Cook has been the Chairman of the Board and the President since June, 1995. Mr. Cook also served as Treasurer and President of WCSI since 1989. Mr. Cook is an internationally recognized author of 15 books on finance, real estate, asset protection and the stock market, and trainer and speaker on these topics, and the developer of educational products on investing and personal wealth management. Mr. Cook is the husband of Laura M. Cook.

     Andrew T. Rice has been Treasurer and Controller for the Company since June 1997. Prior to his involvement with the Company, Mr. Rice was Controller for Cosmos Development and Administration Corp. a major real estate development company based in Bellevue, Washington.

     Laura M. Cook has been the Secretary and a member of the Board of Directors of the Company since May 1995. Mrs. Cook has also served as an officer and operational manager in several subsidiaries of the Company. Mrs. Cook has also managed accounting systems for various corporations for 15 years. Mrs. Cook is the wife of Mr. Cook.

     Cheryle Hamilton has been the Director of Lighthouse Publishing since October, 1996. From March, 1996 to February, 1997, Ms. Hamilton served as Human Resources Director for the Company. Prior to her involvement with the Company, Ms. Hamilton was Executive Assistant of Sunsportswear, Inc., a clothing manufacturer located in Seattle, Washington. She also provided intellectual, property and marketing consulting on a contract basis from 1991 to 1994.

     Robert T. Hondel is the General Sales Manager of WCSI. Mr. Hondel left retirement to join the Company. Prior to joining the Company, Mr. Hondel spent 18 years as the Director and President of the Knapp College of Business in Tacoma, Washington.

     Dr. Warren H. Chaney has served on the Board of Directors since July 1996. Since 1980, Dr. Chaney has been involved in the motion picture and television industry as writer, director and producer for projects originating from Paige-Brace Cinema, Ltd., Lorimar Films, TMS, Inc., Skorris Films Inc., Sandpiper Productions, Inc., Leading Edge Entertainment, Inc., Warren Chaney Productions, Ind., Intercontinental Releasing Corporation, and Millennial Entertainment.

     John V. Childers has been a member of the Board of Directors since August 1995. In addition to his duties as Director, Mr. Childers acts as a Speaker Trainer of the Company. Prior to his association with the Company, Mr. Childers was the Chairman and President of Ideal Travel Concepts, a travel company with locations in Tennessee and Florida.

     Nicholas Dettman has been a member of the Board of Directors since May, 1995. He is a captain of Delta Airlines, located in Atlanta, Georgia for over 30 years. He is the owner and operator of Kalowai Plantation, a orchid ranch in Kauai, Hawaii.

     Eric W. Marler has been a Director since December 1996 and has been a speaker for the Company since September 1996. Mr. Marler also served as Chief Financial Officer of the Company from December 1996 to June 1996. Mr. Marler is Vice President of Cascade Management Associates LP, a firm that provides tax consulting.

Prior to his involvement with the Company, Mr. Marler practiced as a Certified Public Accountant giving advice on income tax and profitability planning with Martin/Grambush, P.C., an accounting firm located in Kirkland, Washington.

Board of Directors

     Directors of the Company are elected by the Company's shareholders and hold office until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier resignation or removal. The Company's officers serve at the discretion of the Board of Directors.

     No director that is an employee of the Company is compensated for services as a member of the Board of Directors or for services on any committee of the Board of Directors. Compensation for non-employee directors consists of a retainer of $500 dollars per year. Compensation for all non-employee directors also consist of a fee varying from $25 to $125 depending on the length of the meeting for each board meeting and committee meeting attended in person or by telephone. Directors are reimbursed for reasonable travel and out-of-pocket expenses incurred on behalf of the Company. Each of Directors Childers, Dettman and Chaney has received a grant of options to acquire 10,000 shares (pre-split) of the Company's Class A common stock at $3.00 per share. All of the Options have been exercised. This grant was a one-time dispensation in reward for past services to the Company and is not necessarily intended to establish a Company policy of awarding non-employee directors stock options as compensation in part for service to the Company as a director. Notwithstanding the foregoing, the Company does plan to implement a stock option plan which will provide for, but not require, the grant of options to directors in the future.During the fiscal year ending December 31, 1996, the Company did not have a compensation committee. All matters concerning executives compensation were addressed by Mr. Cook. The Company is planning to implement a compensation committee and an audit committee later this year.

Involvement in Legal Proceeding

     The State of Arizona commenced an administrative proceeding against Wade
B. Cook and his former businesses American Business Alliance and Monarch Funding Corporation in February, 1989. The State of Arizona issued an administrative order, on or about May 1989, concluding that Mr. Cook and his businesses had violated various securities laws, including anti-fraud provisions, and as a result, ordered them to (1) pay over $390,000 in restitution (2) jointly and severally pay a $150,000 administrative penalty, and (3) to cease and desist the allegedly fraudulent conduct. Mr. Cook is currently in the process of negotiating the treatment of this proceeding.

     The U.S. Securities and Exchange Commission has commenced a private formal investigation against the Company and certain of its officers and directors, including Mr. Cook. In addition, the Securities Division of the State of Washington has commenced an informal investigation of Mr. Cook, together with WCSI and the Company. The Company does not believe it or any of its officers engaged in any inappropriate activity or violated applicable laws. See "Legal Proceedings".

Employment Agreements

     Pursuant to an Employment Agreement, dated as of June 25, 1997 and effective as of July 1, 1997, Mr. Cook will be employed as Chief Executive Officer and President of the Company. The Employment Agreement provides for a three-year term in which Mr. Cook will receive an annual base salary of $240,000 in Year 1, $265,000 in Year 2 and $290,000 in Year 3. According to the Employment Agreement, Mr. Cook may receive additional bonuses for work as approved by the Board of Directors of the Company. To date, no such bonuses have been requested or approved. In addition, Mr. Cook is entitled to reimbursement for reasonable travel and business entertainment expenses authorized by the Company, as well as certain fringe benefits.

ITEM 6.   EXECUTIVE COMPENSATION.

     The following table sets forth information regarding employee compensation paid for all services rendered to the Company in all capacities during fiscal 1996 by the Company's Chief Executive Officer, (one current executive officer and one former executive officer). No other executive officers of the Company received in excess of $100,000 during the last fiscal year.


                                                            Annual Compensation
Name and Position                  Salary         Bonus      Other       Long Term          All Other
-----------------                  ------         -----      -----       ---------          ----------
                                                              (3)     Compensation       Compensation (1)
                                                             -----    ------------       ---------------
Wade B. Cook,                   $90,628        none          none          none            $4,366,183  (2)
President and Chairman,
Chief Executive Officer

Robert T. Hondel,               $180,069       $1,000        ---           none              ---
General Sales Manager

Christopher Carde (4)           $222,550       $1,500        none          none              ---
Former General Counsel, CEO
and Director

Margaret Huss
Sales Representative            $127,459       $38,803       none          none              ---

Barry Collett                   $9,652         $125,541      none          none              ---
Sales Representative



  (1) Certain of the Company's executive officers received personal benefits in addition to salary and cash bonuses, including car allowances or the use of a car owned by the Company and mortgages at market rates. The aggregate amount of such personal benefits however, do not exceed the lessor of $50,000 or 10% of the total of the annual salary and bonus reported for the named executive officers.

  (2) Royalties are paid by WCSI indirectly to Mr. Cook pursuant to a Product Agreement. Amounts shown are accrued royalties payable for the year 1996 and do not necessarily represent amounts actually paid to Money Chef. See "Certain Relationships and Related Transactions".


  (3) All employees of the Company, including Mr. Cook, have received at least once approximately 40 shares of the Company's common stock from time to time as a bonus in exceeding certain sales expectations.

  (4) Mr. Carde's employment was terminated on May 7, 1997.

ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     The Company had a Product Agreement on January 3, 1993 with Money Chef setting forth certain terms for the right to use the name and products. The royalty payments paid to Money Chef under the Product Agreement ranged from 10% to 50% of gross sales (as defined in the Product Agreement). In fiscal 1995 and 1996, the Company was generally required to pay Money Chef 10% to 30% of gross sales, with Money Chef having the right to specify the percentage within the 10% to 50% range that the Company must pay. Money Chef has opted to receive the minimum amount of royalties of 10% in each of fiscal 1996 and 1995. The Company paid royalties of $4,366,183 in 1996 and $755,550 in 1995 and $82,923 in 1994.

     On June 26, 1997, Wade Cook Seminars, Inc. renegotiated the Product Agreement for an additional period through June 30, 2002 for a flat royalty of 10% of gross sales. Mr. Cook does not have an "outputs contract" (i.e., a contract giving the Company the first right to license or otherwise obtain the rights in and to all of the products Mr. Cook writes and creates) with the Company and so the Management of the Company can not guarantee that all future products created by Mr. Cook will be licensed by the Company under the terms of the Product Agreement.

     The royalty payments paid to Money Chef under the Product Agreement ranged from 10% to 50% of gross sales (as defined in the Product Agreement). In fiscal year 1995 and 1996, the Company was generally required to pay Money Chef 10% to 30% of gross sales, with Money Chef having the right to specify the percentage within the 10% to 50% range that the Company must pay. Money Chef has opted to receive the minimum amount of royalties of 10% in each of fiscal pay. Money Chef has opted to receive the minimum amount of royalties of 10% in each of fiscal 1996 and 1995.

     The Company has licensed the rights to Mr. Cook's books, Real Estate Money Machine, Wall Street Money Machine, Stock Market Miracles, Bear Market Baloney, and Business Buy the Bible under individual Publishing Agreements with Lighthouse Publishing Group, Inc., (a subsidiary). Under the terms of each of the book licenses, Mr. Cook is paid a royalty of ten percent (10%) of the retail price of each book sold.

     Scott Scheuerman, who is the brother-in-law of Mr. Cook, is president of BOSS, Inc. and Acorn Corporate Services, Inc. which are Nevada corporations operating out of Nevada. Acorn acts as resident agent for Nevada corporations and BOSS provides corporate services for Nevada corporations operating in Nevada. The Company markets these services and sells the processing of Nevada corporations. Clients of USA that purchased either/or both Acorn resident agent services or BOSS services increased from 600 in 1994 to 1,120 in 1995 and 1,360 in 1996. In 1997 to date the Company has paid $550.00 to either Acorn Corporate Services, Inc. or Boss, Inc. The amounts paid to these entities in 1996 were undetermined at the date of filing this registration statement. The Company paid $112,000 and $53,635 to either or both of these entities in 1995 and 1994, respectively.

     Evergreen Lodging, L.P., a Nevada limited partnership ("Evergreen") which is an indirect subsidiary of the Company, has loaned approximately $275,000 to Cross Roads, L.P., a limited partnership of which Mr. Cook serves as the president of the general partner of the partnership. The indebtedness is evidenced by a Secured Demand Note dated February 7, 1996 in the original principal amount of $25,000 and a Secured Demand Note dated August 30, 1996 in the original principal amount of $250,000, each payable to Evergreen and executed by Cross Roads, L.P.

     WCSI has loaned approximately $125,000 to Newstart Centre, Inc., a Utah corporation related to the Company by virtue of an ownership interest therein own or controlled by Wade B. Cook or his affiliate. Newstart Centre, Inc. is in the business of buying, leasing and selling motor vehicles to the general public. The indebtedness is evidenced by a Promissory Note (Secured) dated February 4, 1997 in the original principal amount of $125,000 payable to WCSI and executed by Newstart Centre, Inc. and a Secured Loan Agreement dated February 4, 1997 by and between WCSI and Newstart Centre, Inc. The Promissory Note provides for the repayment of the loan in forty-eight (48) equal monthly installments of $3,606.88. Interest accrues on the unpaid principal balance at the simple interest rate of seventeen per cent (17%) per annum. The Secured Loan Agreement provides that the loan evidenced by the Promissory Note is secured by a lien in the motor vehicles owned by Newstart Centre, Inc.

     In 1995, the Company entered into an agreement with Associated Reciprocal Traders, Ltd. ("ART") to purchase 20,000 Investor
Relations-Advertising-Infomercial radio air time spots, priced at $25 per ad spot, per station, for a sum total of $500,000. In payment of the foregoing, the Company issued 100,000 shares of Common Stock to ART in January 1996.

     Eric W. Marler, the former Chief Financial Officer of the Company and a current Director and a speaker in its educational seminars, is the owner of 50% of the issued shares of Cascade Management Associates, L.P. ("Cascade"). Cascade has provided to WCSI the seminar speaking services of Mr. Marler for a fee of $10,000 per month, since September 1996. The Company has paid $62,515 to Cascade so far in 1997. The Company has paid $35,555 in 1996 and has no record of payments to Cascade in prior years.


     The Company, through Profit or its subsidiaries, is the payee under numerous secured notes, the vast majority of which are secured by residential or other real estate, bearing varying interest rates in the aggregate amount of approximately $1,700,000 as of January 31, 1997. These loans include several loans to purchase homes and cars for employees of the Company.


     The Company obtained services from seminar speakers provided by companies owned by officers and other significant employees of the Company. These companies are generally engaged in providing the speaking services of the shareholder of the Company which is often times the seminar speaker. Total speaker fees paid to such companies totaled $131,337 for the year ended December 31, 1996 and none for years 1995 and 1994. There were no additional amounts due to such companies as of December 31, 1996.


     John V. Childers, a director of the Company, contracts with WCSI through Speaker Services, Inc., a private corporation, to train all speakers for all events produced by WCSI. The agreement sets forth a compensation plan of one percent (1%) of the gross of all Financial Clinic seminars, and one-half percent (0.5%) of the gross of all Wall Street Workshops. The Company has paid Speaker Services $231,990 so far in 1997. The Company paid

$22,710 and $3,080 in 1996 and 1995, respectively. The Company has no records of payments to this entity in 1994.




     Additionally, Mr. Childers is the former president and a director of Ideal Travel Corporation ("Ideal"), and WCSI utilizes Ideal as well as other travel agencies in the planning of its corporate travel. As a result of the corporate working relationship between Ideal and WCSI, Mr. Cook receives fifty percent of the commissions paid to Ideal by the Company, which commissions are generally 10% of the cost of travel subject to airline caps on airfare commissions. This arrangement is a carry-over from a time when Mr. Cook was enrolled as a travel agent for Ideal Travel Corporation. The Company has paid $415,209 to Ideal so far in 1997. The Company paid $37,044, $162,783, and $15,563 to Ideal in the years 1996, 1995, and 1994, respectively.



     Paul Cook, Mr. Cook's brother, contracts with WCSI to provide speaking services. Paul Cook executed a loan from WCSI on June 18th, 1997 for a total of seventy-five thousand dollars ($75,000) for a two-year period at the interest rate of 11 percent (11%). The loan is secured by a second position on Mr. Cook's home in Salt Lake City, Utah. The Company has paid Paul Cook $77, 156 so far in 1997. The Company has paid to Paul Cook $11,746 and
$3,500 in 1996 and 1995, respectively. The Company has no records of payments to Paul Cook in 1994. Additionally, the Company believes that "Grand Teton" is an entity owned or contolled by Paul Cook to which the Company has paid $133,382 and $34,902 in 1997 to date and 1996, respectively.


     Crossroads Northwest, LP, a limited partnership controlled by the Wade
B. Cook Family Trust owes the Company $637,401 under the terms of various oral and written agreements to repay such amounts which have been borrowed for the purpose of purchasing real estate used, in some instances, by the Cook Family.


     The Company's management believes that the terms and conditions of each of the related party transactions set forth above are at least as favorable as might be obtained from an independent third party.


ITEM 8.   LEGAL PROCEEDINGS.

     The following is a description of material pending legal proceedings to which the Company or any of its subsidiaries is a party or which any of their properties is subject:

Investigation by the U.S. Securities and Exchange Commission

     The Company and certain of its executive officers have received subpoenas to provide certain information in the Matter of Wade Cook Seminars, a private informal investigation by the Securities and Exchange Commission ("SEC"). The investigation relates to the possible violation of Sections 5(a), 5(c) and 17(a) of the Securities Act, Section 10(b) of the Exchange
Act and Rule 10b-5 thereunder, and Sections 203(a) and 206(1) and (2) of the Investment Advisers Act. The SEC has stated that the investigation should not be construed as an indication by the SEC or its staff that any violations of law have occurred, nor should it be construed as an adverse reflection on the merits of the securities involved or on any person or entity. The Company does not believe it or any of its executive officers and directors has engaged in any inappropriate activity or violated applicable laws, and the Company intends to continue to cooperate with the investigation. No assurance can be given as to the outcome of this investigation.

Informal Investigations by the State of Washington

     The Assistant Attorney General for the State of Washington's Department of Financial Institutions, Securities Division commenced an informal investigation of Mr. Cook, WCSI and the Company in September, 1996. The Assistant U.S. Attorney for the Western District of Washington issued a subpoena to WCSI in March 1997 for records related to an independent contractor of the Company. Although the breadth and nature of these two investigations are not known, the Company does not believe it or any of its executive officers and directors has engaged in any inappropriate activity or violated applicable laws and the Company intends to continue to cooperate with the investigation. No assurances, however, can be given as to the outcome of these investigations.

Wade Cook Seminars, Inc. v. Charles Mellon, et al.

     The Company brought a suit against defendants Robbins Research International and Charles E. Mellon in the King County Superior Court on September 16, 1996 and joined Anthony Robbins and Options Management, Inc. in June 1997. The Company alleges breach by Mellon of a noncompete agreement and unfair competition and inducement to breach the noncompete by Robbins Research and Anthony Robbins in hiring Mellon to present a copy of the Company's Wall Street Workshop seminar on behalf of defendants. An injunction in favor of WCSI was granted October 9, 1996 and attorney fees were awarded to the plaintiffs against Mr. Mellon. The trial is currently scheduled for September 1997.

Wade B. Cook v. Anthony Robbins and Robbins Research International, Inc.

     The Company brought suit in United States District Court, Western District of Washington, against Tony Robbins and Robbins Research International, Inc. on June 18, 1997 for damages and injunctive relief for copyright infringement. The Company alleges Tony Robbins copied or caused to be copied significant portions of Wall Street Money Machine, authored by Wade B. Cook, and used these materials in a course entitled "Financial Power."

 Other Proceedings

     The Company and its subsidiaries are also parties to various administration actions and other legal proceedings arising in the ordinary course of business, none of which is expected to materially affect the financial position, results of operation or cash flow of the Company.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     Although there is currently no established trading market for shares of Common Stock of the Company, the Company's Common Stock is quoted under the stock symbol "PFNL" in the over-the-counter market. At June 20, 1997, there were four market makers of the Company's Common Stock.

     The following table sets forth the approximate high and low bid quotations for the Company's Common Stock for the calendar periods indicated. The quotations reflect inter-dealer prices retail markups, markdowns or commissions and may not reflect actual transactions.


                                                               HIGH BID      LOW BID
                                                               --------      -------
                       1997
                       ----
                       Quarter Ended March 31                  $3.00         $2.88
                       April 1 to June 20                      $5.25         $2.50

                       1996
                       ----
                       Quarter Ended March 31                   2.12          2.00
                       Quarter Ended June 30                    2.62          2.25
                       Quarter Ended September 30               3.75          3.50
                       Quarter Ended December 31                3.12          2.62

                       1995
                       ----
                       Quarter Ended March 31                   1.75          1.50
                       Quarter Ended June 30                    2.37          2.12
                       Quarter Ended September 30               2.50          2.25
                       Quarter Ended December 31                2.00          1.87

                       1994
                       ----
                       Quarter Ended March 31                   1.87          1.62
                       Quarter Ended June 30                    1.75          1.50
                       Quarter Ended September 30               1.75          1.50

26


                       Quarter Ended December 31                1.75          1.50

     The high and low bid quotation price for the Common Stock on June 20, 1997 was $5.25 and $4.63, respectively. As of June 20, 1997, the Company had approximately 6,680,000 shares of Common Stock outstanding.

     As of June 20, 1997, there were approximately 924 record holders of Common Stock. The Company has never paid any cash dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. Instead, the Company intends to apply any earnings to the expansion and development of its business.

ITEM 10.   RECENT SALES OF UNREGISTERED SECURITIES.


     On June 28, 1996, the Company authorized the sale of 16,000 shares of its Common Stock at $3 per share to five employees for subscription notes receivable. The five employees are Robin Anderson, Laura Howell, Patricia Taylor, Margie Huss and Robert Hondel. In addition, on June 28, 1996, the Company authorized 30,420 shares of its Common Stock at $2.50 per share to Nicolas Dettman n/o Paradise Funding Corporation Profit Sharing Plan. Margie Huss, Pat Taylor, Robin Anderson, Laura Howell, Norman Eade, Gloria Ducoulombier and Patricia McCarty as additional employee compensation. The stocks were issued in January 1997. Each negotiated transaction was made in reliance on the exemption from registration provided by Section 4 (2) of the Securities Act of 1933, as amended (the "Securities Act") as isolated transactions to a single investor which did not involve a public offering.



     On June 28, 1996, the Company issued 10,000 shares of its common Stock at $3.00 per share to Paradise Funding. This transaction was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as an isolated transaction to a single investor and it did not involve a public offering.


     On January 31, 1996, the Company issued 100,000 shares of Common Stock to Associated Reciprocal Traders, Ltd. in payment of an agreement to purchase 20,000 Investor Relations-Advertising-Infomercial radio air time spots, priced at $25 per ad spot, per station, for a sum total of $500,000. The negotiated transaction was made in reliance on the exemption from registration provided by Section 4 (2) of the Securities Act as isolated transactions to a few limited investors which did not invoke a public offering.

     On January 1, 1995, the Company transferred its ranching operations in Uintah County, Utah to Four Star, Inc. in exchange for all of Four Star's outstanding common stock pursuant to a plan of reorganization under section 368(a)(1)(D) of the Internal Revenue Code. All of Four Star's stocks were then distributed to Yeaman Enterprises, Inc. in exchange for 1,880,00 shares of the Company's stock as part of the reorganization on April 1, 1995. The negotiated transaction was made in reliance on the exemption from registration provided by Section 4 (2) of the Securities Act as isolated transactions to a single investor which did not invoke a public offering. See "Business-Prior Business History."

ITEM 11.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The Company's authorized stock consists of 20,000,000 shares of Class A Common Stock, par value .01 per share ("Common Stock"), and 5,000,000 shares of Preferred Stock, par value $10 per share ("Preferred Stock"). As of June 15, 1997, there were outstanding approximately 6,680,000 shares of Common Stock and no shares of Preferred Stock outstanding. All of the currently outstanding shares of Common Stock are validly issued, fully paid, and non-assessable.

     On August 6, 1996, the Board of Directors declared a two-for-one stock split on the Company's Class A Common Stock, effected in the form of a stock dividend to shareholders of record on July 15, 1996. The number of shares issued at September 10, 1996 after giving effect to the split was 6,650,442 common shares (3,325,211 common shares before the split). The effects of the stock split are accounted for in all shares and per share data included in this Registration Statement.

 Common Stock

     The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the stock entitled to vote in any election of directors may elect all of the directors nominated for election. Subject to preferences that may be applicable to any then outstanding Preferred Stock, the holders of Common Stock will be entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon liquidation, dissolution, or winding up of the Company, the holders of Common Stock will be entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption, or conversion rights. The rights, preferences, and privileges of holders of Common Stock will be subject to the rights of the holders of share of any series of Preferred Stock that the Company may issue in the future.

     The authorized Preferred Stock of the Company is available for issuance from time to time at the discretion of the Board of Directors of the Company without stockholder approval. The Board of Directors have the authority to prescribe, for each series of Preferred Stock it establishes, the number of shares in that series, the consideration for such shares in that series and the designations, powers, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions on the shares in that series. Depending upon the rights of such Preferred Stock, the issuance of Preferred Stock could have a material adverse affect on the holders of Common Stock by delaying or preventing the change in control of the Company, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Common Stock. The management of the Company currently has no plans to issue any shares of any class or series of its Preferred Stock.

Dividend Policy

     The Company has never paid any cash dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. Instead, the Company intends to apply any earnings to the expansion and development of its business.

Transfer Agent and Registrar

     The transfer agent and registrar for the Common Stock is National Stock Transfer in Salt Lake City, Utah.

ITEM 12.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company does not have any provision in its charter, by-laws, or other contracts providing for indemnification of its officers and directors.

     The Utah Business Corporation Act, however, generally provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director, officer, employee, fiduciary or agent of the corporation, against any liability incurred in the proceeding if (i) the individual's conduct was in good faith, (ii) the individual reasonably believed that his conduct was in, or not opposed to, the corporation's best interests, and (iii) in the case of any criminal proceeding he had no reasonable cause to believe his conduct was unlawful; provided, however, that (x) in the case of an action by or in the right of the corporation, indemnification is limited to reasonable expenses incurred in connection with the proceeding and (y) the corporation may not, unless authorized by a court of competent jurisdiction, indemnify an individual (A) in connection with a proceeding by or in the right of the corporation in which the individual was adjudged liable to the corporation, or (B) in connection with any other proceeding in which the individual is adjudged liable on the basis that he derived an improper personal benefit. In a judicial proceeding under the foregoing clause (y), in order to authorize indemnification the court must determine that the individual is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. A director or officer is entitled to mandatory indemnification if he was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, against the reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he was successful. A corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent to a greater extent if not inconsistent with public policy and if provided for by the articles of incorporation, by-laws, general or specific action of its board of directors or contract.

ITEM 13.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.


     The audited consolidated financial statements for the Company for the fiscal years ended December 31, 1996, 1995 and 1994, and the report thereon and the related financial statements, schedules and reports thereon, are set forth below, beginning on page F-3.



     The unaudited consolidated financial statements for the Company for the quarters ended March 31, 1997 and for March 31, 1996 are set forth immediately below. Management discussion and analysis of these quarterly financial statements is included under "Item 2. Financial Information." above. The notes to the financial statements beginning on page F-9 are an integral part of these quarterly financial statements.

                  PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS


                                                                 Three Months Ended
                                                           March 31, 1997     March 31, 1996
                                                            (Unaudited)         (Unaudited)
                                                         -------------        ------------
REVENUES, NET OF RETURNS AND DISCOUNTS                   $  18,588,388        $  5,575,284

COST OF REVENUES:
  Royalties to related party                                 1,980,913             556,750
  Other cost of revenues                                     5,569,496           1,606,330
                                                         -------------        ------------

TOTAL COST OF REVENUES                                       7,550,409           2,163,080
                                                         -------------        ------------

                  GROSS PROFIT                              11,037,979           3,412,204
                                                         -------------        ------------

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE                  8,760,351           2,125,619

  INCOME (LOSS) FROM OPERATIONS                              2,277,628           1,286,585
                                                         -------------        ------------

OTHER INCOME (EXPENSES)
  Dividends and interest                                        48,478               1,004
  Gain (loss) on trading securities                           (157,974)            260,642
  Other income (expense)                                        54,505              (9,868)
  Loss on investment on non-marketable securities              (87,500)                  0
  Interest expense                                             (94,176)             (4,157)
                                                         --------------       -------------

  TOTAL OTHER INCOME (EXPENSES)                               (236,667)            247,621
                                                         --------------       -------------

INCOME (LOSS) BEFORE INCOME TAXES                            2,040,961           1,534,206
                                                         --------------       -------------

PROVISION FOR INCOME TAXES                                     713,986             526,511
                                                         --------------       -------------

  NET INCOME (LOSS)                                       $  1,326,975        $  1,007,695
                                                         --------------       -------------

EARNINGS (LOSS) PER SHARE                                 $       0.20        $       0.15
                                                         --------------       -------------

Weighted Average Number of Common Shares                     6,623,280           6,565,461

                                                         --------------       --------------


                  PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED CASH FLOW STATEMENTS

                                                                           Three Months Ended
                                                                             March 31, 1997
                                                                               (Unaudited)
                                                                             --------------
 CASH FLOWS FROM OPERATING ACTIVITIES:

 Net income (loss)                                                            $  1,326,975
 Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
   Depreciation                                                                    265,421
   (Gains) losses on trading marketable securities                                 157,975
   Losses on disposition of fixed assets
   Impairment of long-lived assets
   Loss on investment in non-marketable securities                                  87,500
   Purchases of trading securities                                              (2,996,860)
   Proceeds from sale of trading securities                                      2,820,940
 Changes in assets and liabilities:
   Receivables                                                                    (703,765)
   Inventory                                                                       (87,638)
   Prepaid expenses                                                               (165,716)
   Deferred taxes                                                                  125,625
   Deposits                                                                          8,603
   Accounts payable and accrued expenses                                         3,370,404
   Payroll and other taxes withheld and accrued                                     71,219
   Income taxes payable                                                            479,619
   Deferred revenue                                                               (894,984)
   Due to related party                                                              5,000
   Royalties payable                                                               409,461
                                                                                -----------
 TOTAL ADJUSTMENTS                                                               2,952,804
                                                                                -----------
 NET CASH PROVIDED BY OPERATING ACTIVITIES                                       4,279,779
                                                                                -----------

 CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures                                                           (5,849,351)
 Subsidiary's investment
 Return of subsidiary's investment
                                                                               ------------
 NET CASH USED FOR INVESTING ACTIVITIES                                         (5,849,351)
                                                                               ------------

 CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of subsidiary's minority interest                          (53,505)
 Net borrowings                                                                  1,477,610





 Issuance of common stock                                                     ------------
 NET CASH PROVIDED BY FINANCING ACTIVITIES                                       1,424,105
                                                                              ------------

 NET INCREASE (DECREASE) IN CASH                                                  (145,467)

 CASH, beginning of year                                                           635,141
                                                                              -------------
 CASH, end of period                                                            $  489,674

                                                                               -------------


ITEM 14.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

     On February 6, 1997, the Company engaged Miller and Company, an accounting firm based in Santa Monica, California to act as its independent certified public accountants and to audit the Company's financial statements for the fiscal years ended December 31, 1995 and 1996. The Company terminated its relationship with Smith and Company, an accounting firm based in Salt Lake City, Utah on May 1, 1995 upon the completion of the merger of a subsidiary of the Company with WCSI. With respect to the financial statements for the years ended December 31, 1994, the report of Smith and Company did not contain an adverse opinion or a disclaimer of opinion and were not modified or qualified as to uncertainty, audit scope or accounting principles. The decision to change accountants was recommended and approved by the Board of Directors of the Company. There were no disagreements with Smith and Company on accounting principles or practices, financial statement disclosure, or auditing scope or procedure related to the Company.

ITEM 15.   FINANCIAL STATEMENTS AND EXHIBITS.



           (a)  Financial Statements.                                     Page
                                                                          ----
                Unaudited Consolidated Balance Sheet as of June 30, 1997   F-1

                Years Ended December 31, 1996, 1995 and 1994

                Report of Independent Certified Public Accountants         F-3

                FINANCIAL STATEMENTS:
                Consolidated Balance Sheets                                F-4
                Consolidated Statements of Income and Retained Earnings F-6 Consolidated Statement of Changes in Shareholders' Equity F-7
                Consolidated Cash Flow Statements                          F-8

                Report of Independent Certified Public Accountants         F-22

                FINANCIAL STATEMENT SCHEDULES:
                Schedule 1 - Consolidated Financial Information of
                 Registrant                                                F-23


             (b)  Exhibits Index.



EXHIBIT                 DESCRIPTION
-------                 -----------
 3.1(a)*         Articles of Incorporation of Profiteer Corporation
 3.1(b)*         Amendment to Articles of Incorporation of Profiteer Corporation dated
                 September 2, 1984
 3.1(c)*         Amendment to the Articles of Incorporation of Profiteer Corporation
                 dated August 10, 1988
 3.1(d)*         Amendment to the Articles of incorporation of Profiteer Corporation dated September 10, 1991
 3.2*            Bylaws of Profiteer Corporation
 4.1             Form of Company's Class A Common Stock Certificate
10.1(a)*         Product Agreement, dated January 3, 1993 between United Support
                 Association, Inc. as the purchaser, and Money Chef Inc., previously known as USA/Wade Cook Seminars, Inc. as the seller.
10.1(b)          Product Agreement, dated June 25, 1997 and effective as of July 1,
                 1997, among Wade Cook Seminars, Inc., Money Chef and Wade B. Cook.
10.2*            Agreement dated May 18, 1995 by and among Profit Financial Corporation,
                 Yeaman Enterprises, Inc., Four Star Ranch, Inc., United Support
                 Association, Inc. and Wade B. Cook.
10.3(a)*         Agreement dated February 1, 1996 between Wade B. Cook and Lighthouse
                 Publishing Group, Inc. (for Wall Street Money



EXHIBIT                 DESCRIPTION
------                 -----------
                  Machine)
10.3(b)*          Amended Agreement, dated June 26, 1997 between Wade B. Cook and
                  Lighthouse Publishing Group, Inc. (For Wall Street Money Machine)
10.4(a)*          Agreement dated January 1, 1997 between Wade B. Cook and Lighthouse
                  Publishing Group, Inc. (for Stock Market Miracles)
10.4(b)*          Amended Agreement dated June 26, 1997 between Wade B. Cook and
                  Lighthouse Publishing Group, Inc. (for Stock Market Miracles).
10.5*             Agreement dated March 1, 1997 between Wade B. Cook and Lighthouse
                  Publishing Group, Inc. (for Bear Market Baloney)
10.6*             Agreement dated May 1, 1997 between Wade B. Cook and Lighthouse
                  Publishing Group, Inc. (for Business Buy the Bible)
10.7*             Purchase and Sale Agreement, dated July 4, 1996, between United Support
                  Association and Seller
10.8*             Employment Agreement dated June 26, 1997 by and between Wade Cook
                  Seminars, Inc. and Wade B. Cook.
10.9*             Commercial Lease dated June 25, 1997 by and between Wade Cook Seminars,
                  Inc. and U.S.A. Corporate Services, Inc.
10.10*            Agreement, dated November 1, 1996 between Wade B. Cook and Lighthouse
                  Publishing Group, Inc. (for Real Estate Money Machine)
10.11             All Inclusive Trust Deed dated March 8, 1997 for the purchase and Assumption of Certain Real Estate by
                  Rising Tide, LTD from East Bay Lodging Association LTD
10.12             Secured Loan Agreement and Promissory Note (Secured)between USA Wade Cook Seminars, Inc. and Newstart Centre, Inc.
16.1              Letter re:  Change in Certifying Accountant
21.1*             List of Profit Financial Corporation Subsidiaries



* Filed previously.

                                   SIGNATURES

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated September 22, 1997                       PROFIT FINANCIAL CORPORATION





                                                /s/ Wade B. Cook
                                                -------------------------------
        Wade B. Cook, President

                      PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES
                              CONSOLIDATED BALANCE SHEETS


ASSETS                                                                       June 30, 1997
                                                                              (Unaudited)
                                                                           -----------------
CURRENT ASSETS
  Cash and cash equivalents                                                   $  1,609,886
  Marketable securities                                                          5,993,285
  Trade and credit card receivables                                              4,672,567
  Notes receivable, employees (current portion)                                    290,762
  Notes receivable from officers (current portion)                                  14,576
  Other receivables                                                                158,536
  Inventory                                                                        633,175
  Prepaid expenses                                                                 286,541
  Deferred royalties to related party                                                    0
  Deferred tax asset                                                               917,904
                                                                           -----------------
                      TOTAL CURRENT ASSETS                                      14,577,232
                                                                           -----------------
PROPERTY & EQUIPMENT                                                            12,847,454
                                                                           -----------------
OTHER ASSETS
  Non-marketable investments                                                     1,130,091
  Notes receivable, employees                                                    2,842,699
  Notes receivable from officers                                                   261,231



  Due from related parties                                                       2,611,756
  Deposits                                                                          27,470
                                                                           -----------------
                          TOTAL OTHER ASSETS                                     6,873,247
                                                                           -----------------
                                 TOTAL ASSETS                                $  34,297,933
                                                                           -----------------
                                                                           -----------------


                        PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS (CONTINUED)



LIABILITIES & EQUITY                                                         June 30, 1997
                                                                              (Unaudited)
                                                                           -----------------

CURRENT LIABILITES
  Current portion of long-term debt                                             $  419,253
  Accounts payable and accrued expenses                                          5,415,373
  Margin loans in investment accounts                                            2,079,429
  Payroll and other taxes withheld and accrued                                   1,022,498
  Income taxes payable                                                           4,492,798
  Deferred revenue                                                               5,919,942
  Royalties payable to related party                                               702,279
  Notes payable to related party                                                   307,545
  Notes payable to officer                                                          45,000
                                                                           -----------------
                        TOTAL CURRENT LIABILITIES                               20,404,117
                                                                           -----------------
LONG-TERM DEBT                                                                   3,344,892
                                                                           -----------------
                                    TOTAL LIABILITES                            23,749,009
                                                                           -----------------
MINORITY INTEREST                                                                  544,645
                                                                           -----------------
SHAREHOLDERS' EQUITY
  Preferred Stock, 5,000,000 shares authorized
  at $10 par value, none issued and outstanding                                          0

  Class A common stock, 20,000,000 shares
  authorized at $0.01 par value, 6,680,864 shares
  and 6,680,864 shares outstanding as of
  June 30, 1997 and December 31, 1996, respectively                                 66,807

  Paid-in capital                                                                1,076,608
  Prepaid advertising                                                             (500,000)
  Retained earnings (deficit)                                                    9,360,864
                                                                           -----------------




TOTAL SHAREHOLDERS' EQUITY                                                      10,004,279
                                                                           -----------------
TOTAL LIABILITIES, MINORITY INTEREST
             AND SHAREHOLDERS' EQUITY                                        $  34,297,933
                                                                           -----------------



The accompanying notes are an integral part of these financial statements.

                     REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Profit Financial Corporation
 Seattle, Washington

We have audited the accompanying consolidated balance sheets of Profit Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years ended December 31, 1996, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Profit Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their consolidated operations and their consolidated cash flows for the years ended December 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

In 1995, as described in Note-I to the financial statements, the Company changed its method of accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of in accordance with the Statement of Financial Accounting Standards No. 121.

As discussed in Note-A to the financial statements, there was a change in specific subsidiaries for which consolidated financial statements are presented.

               /s/ Miller & Company
             Certified Public Accountants

Santa Monica, California
25 June 1997

                 PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS


                                     ASSETS



                                                                            December 31,
                                                                ----------------------------------
CURRENT ASSETS                                                           1996                 1995
                                                                -------------        -------------
       Cash and cash equivalents                                   $  635,141            $  26,840
       Marketable securities                                        3,801,039              349,206
       Trade and credit card receivables                              848,282              129,188
       Notes receivable, employees(current portion)                   329,060               16,452
       Notes receivable from officers(current portion)                 13,191                    -
       Other receivables                                               11,378                1,611
       Inventory                                                      395,743               46,139
       Prepaid expenses                                                93,196                  596
       Deferred royalties to related party                             48,781                    -
       Deferred tax asset                                             783,064                7,340
                                                                -------------        -------------
       TOTAL CURRENT ASSETS                                         6,958,875              577,372
                                                                -------------        -------------
PROPERTY AND EQUIPMENT                                              7,135,205              345,011
                                                                -------------        -------------

OTHER ASSETS

       Non-marketable investments                                     522,600            1,235,100
       Notes receivable, employees                                  1,385,742               90,452
       Notes receivable from officers                                 236,413                    -
       Due from related parties                                       663,401                    -
       Deposits                                                        35,423               35,120
                                                                -------------        -------------
       TOTAL OTHER ASSETS                                           2,843,579            1,360,672
                                                                -------------        -------------
              TOTAL ASSETS                                      $  16,937,659        $  2,283,055
                                                                =============        =============


The accompanying notes are an integral part of these consolidated financial statements.

                       PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES


                               CONSOLIDATED BALANCE SHEETS


                           LIABILITIES AND SHAREHOLDERS' EQUITY



                                                                  December 31,
                                                        ------------------------------
CURRENT LIABILITIES                                             1996              1995
-------------------                                     ------------      ------------
       Current portion of long-term debt                  $  660,708         $  77,175

       Accounts payable and accrued expenses                 976,644           501,560
       Margin loans in investment accounts                 1,103,936                --
       Payroll and other taxes withheld and accrued          807,414           114,090
       Income taxes payable                                2,075,872            95,200
       Deferred revenue                                    5,160,999           352,325

                                      F-4


       Royalties payable to related party                         --           136,238
       Notes payable to related party                         19,000            19,000
       Notes payable to officer                               45,000            45,000
                                                        ------------      ------------
       TOTAL CURRENT LIABILITIES                          10,849,573         1,340,588

LONG-TERM DEBT                                             1,768,762           117,764
                                                        ------------      ------------

              TOTAL LIABILITIES                           12,618,335         1,458,352
                                                        ------------      ------------

MINORITY INTEREST                                            617,300           295,804
                                                        ------------      ------------

SHAREHOLDERS' EQUITY
Preferred stock, 5,000,000 shares authorized
at $10 par value, none issued and outstanding                     --                --

Class A common stock, 20,000,000 shares
authorized at $0.01 par value, 6,680,864
shares and 3,199,211 shares outstanding as of
December 31, 1996 and 1995, respectively                      66,807            31,991

Paid-in capital                                            1,072,608           498,938
Prepaid advertising                                         (500,000)               --
Retained earnings (deficit)                                3,062,609            (2,030)
                                                        ------------      ------------

TOTAL SHAREHOLDERS' EQUITY                                 3,702,024           528,899
                                                        ------------      ------------

TOTAL LIABILITIES, MINORITY INTEREST,
           AND SHAREHOLDERS' EQUITY                     $ 16,937,659      $  2,283,055
                                                        ============      ============

The accompanying notes are an integral part of these consolidated financial statements.


                     PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS


                                                                       Years ended December 31,
                                                            ----------------------------------------------
                                                                   1996             1995              1994
                                                            -----------       ----------        ----------
REVENUES, NET OF RETURNS AND DISCOUNTS                      $40,724,515       $7,567,335        $1,973,145

COST OF REVENUES:
       Royalties to related party                             4,366,183          755,500            82,923
       Speaker fees to related party                            131,337                -                 -
       Other cost of revenues                                11,185,416        2,618,388           778,811
                                                            -----------       ----------        ----------

TOTAL COST OF REVENUES                                       15,682,936        3,373,888           861,734
                                                            -----------       ----------        ----------

       GROSS PROFIT                                          25,041,579        4,193,447         1,111,411

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES                                      20,301,703        3,755,001         1,134,078

IMPAIRMENT OF LONG-LIVED ASSETS                                       -           99,000                 -
                                                            -----------       ----------        ----------

       INCOME (LOSS) FROM OPERATIONS                          4,739,876          339,446           (22,667)
                                                            -----------       ----------        ----------

OTHER INCOME (EXPENSES)
       Dividends and interest                                    60,028            5,547             5,668
       Gain (loss) on trading securities                         92,711           88,719            (1,616)
       Other income                                              58,513            6,648             1,975
       Loss on investment on non-marketable securities                -         (107,400)         (178,200)
       Loss on disposition of fixed assets                      (21,960)               -                 -
       Interest expense                                        (263,285)         (25,422)           (8,770)
                                                            -----------       ----------        ----------

       TOTAL OTHER INCOME (EXPENSES)                            (73,993)         (31,908)         (180,943)
                                                            -----------       ----------        ----------

INCOME (LOSS) BEFORE INCOME TAXES                             4,665,883          307,538          (203,610)
                                                            -----------       ----------        ----------

PROVISION FOR INCOME TAXES                                    1,601,244          183,740            (7,880)
                                                            -----------       ----------        ----------

       NET INCOME (LOSS)                                    $ 3,064,639       $  123,798        $ (195,730)
                                                            ===========       ==========        ==========

EARNINGS (LOSS) PER SHARE                                       $  0.46            $0.02            $(0.03)
                                                            ===========       ==========        ==========

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING                                            6,623,280        6,398,426         6,398,426
                                                            ===========       ==========        ==========


The accompanying notes are an integral part of these consolidated financial statements.

                       PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY



                                        Class A Common Stock
                                    -----------------------------      Additional       Retained                         Total
                                                                        Paid-in         Earnings        Prepaid       Shareholders
                                       Shares           Amount          Capital         (Deficit)      Advertising       Equity
                                    ------------    -------------    -------------    -------------    -----------    -------------
Balances - December 31, 1994           3,199,211        $  31,991     $  4,093,794     $ (2,053,257)                   $  2,072,528

Reorganization under
section 368(a)(1)(D)
of the Internal Revenue Code          (1,880,000)         (18,800)      (3,578,056)       1,875,057                      (1,721,799)

Issuance of common stock in
exchange for WCS stock                 1,880,000           18,800          (16,800)          52,372                          54,372

Net income for the year
ended December 31, 1995                                                                     123,798                         123,798
                                    ------------    -------------    -------------    -------------    -----------    -------------

Balances - December 31, 1995           3,199,211        $  31,991     $    498,938     $     (2,030)     $       0     $    528,899
                                    ------------    -------------    -------------    -------------    -----------    -------------

Issuance of common stock                  26,000              260           77,740                                           78,000

Issuance of common stock in
exchange for prepaid advertising         100,000            1,000          499,000                                          500,000

Prepaid Advertising                                                                                       (500,000)        (500,000)

Effect of 2 for 1 stock split          3,325,231           33,252          (33,252)

Issuance of  common stock                 30,422              304           75,746                                           76,050

Subscriptions receivable                                                   (45,564)                                         (45,564)

Net income for the year ended
December 31, 1995                                                                         3,064,639                       3,064,639
                                    ------------    -------------    -------------    -------------    -----------    -------------

Balances - December 31, 1996           6,680,864        $  66,807     $  1,072,608     $  3,062,609     $  (500,000)   $  3,702,024
                                    ============    =============    =============    =============    ===========    =============


The accompanying notes are an integral part of these consolidated financial statements.

                       PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES


                             CONSOLIDATED CASH FLOW STATEMENTS


                                                                        Years ended December 31,
                                                             ------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                1996              1995              1994
                                                             ------------      ------------      ------------
Net income (loss)                                            $  3,064,639        $  123,798        $ (195,730)

Adjustments to reconcile net income (loss) to net
cash provided by operating activities:
       Depreciation                                               344,991            38,816            30,663
       (Gains) losses on trading marketable securities            (92,711)          (88,719)            1,616
       Losses on disposition of fixed assets                       21,960                --                --
       Impairment of long-lived assets                                 --            99,000                --
       Loss on investment in non-marketable securities                 --           107,400           178,200
       Purchases of trading securities                        (11,290,111)       (1,059,197)           (7,293)
       Proceeds from sale of trading securities                 9,034,925           920,395                --
Changes in assets and liabilities:
       Receivables                                             (3,249,764)         (144,765)          (75,557)
       Inventory                                                 (349,604)           (4,688)
       Prepaid expenses                                          (141,381)             (597)            1,861
       Deferred taxes                                            (775,724)              540            (7,880)
       Deposits                                                      (303)          (29,752)           (2,268)
       Accounts payable and accrued expenses                      475,084           302,305           104,533
       Payroll and other taxes withheld and accrued               693,324            60,191            11,332
       Income taxes payable                                     1,980,672           105,200           (10,000)
       Deferred revenue                                         4,808,674           303,133            41,312
       Due to related party                                            --                --           (22,958)
       Royalties payable                                         (136,238)          177,806                --
                                                             ------------      ------------      ------------
TOTAL ADJUSTMENTS                                               1,323,794           787,069           243,561
                                                             ------------      ------------      ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                       4,388,433           910,866            47,831
                                                             ------------      ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures                                           (4,729,382)         (214,849)          (54,051)
Subsidiary's  investment                                          (87,500)       (1,113,100)               --
Return of subsidiary's investment                                 800,000                --                --
                                                             ------------      ------------      ------------
NET CASH USED FOR INVESTING ACTIVITIES                         (4,016,882)       (1,327,949)          (54,051)
                                                             ------------      ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of subsidiary's minority interest          321,496           340,904                --
Short-term borrowings                                                  --           141,175             6,220
Repayment on short-term borrowings                               (193,232)          (38,156)               --
Issuance of common stock                                          108,486                --                --
                                                             ------------      ------------      ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                         236,750           443,923             6,220
                                                             ------------      ------------      ------------

NET INCREASE IN CASH                                              608,301            26,840                --

CASH, beginning of year                                            26,840                --                --
                                                             ------------      ------------      ------------

CASH, end of year                                            $    635,141        $   26,840        $       --
                                                             ============      ============      ============

The accompanying notes are an integral part of these consolidated financial statements.


                 PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A - Summary of Significant Accounting Policies

     Business

     Profit Financial Corporation (PFC) is a holding company, whose principal operating subsidiaries are Wade Cook Seminars, Inc. (WCS), formerly known as United Support Association, Inc., which was acquired by PFC in 1995, Lighthouse Publishing Group, Inc. and Left Coast Advertising, Inc. WCS conducts educational investment and business seminars and produces video tapes, audio tapes, and written materials designed to teach various investment and cash flow strategies for investing in the stock market, asset protection and asset accumulation techniques or strategies, and entity formation for minimizing federal or state income taxes, deferral of income and estate taxes, development of liability protection, and elimination of the impact of probate on the transition of family owned businesses to the public. WCS also hosts an internet website, Wealth Information Network (WIN), which allows subscribers to log on for information related to the stock market. Lighthouse Publishing Group, Inc. publishes books on related topics and Left Coast Advertising, Inc. conducts advertising for the Company. The copyrights to most seminars, video and audio tapes, and written materials are owned and controlled by Money Chef, Inc., formerly known as USA/Wade Cook Seminars, Inc., a related party. As used hereafter, "Company" refers to Profit Financial Corporation and its consolidated subsidiaries.


     Prior to the acquisition of WCS, PFC had been operating in two different businesses for over five years, namely its farming and ranching operations in Uintah County, Utah, and its investment consulting business. On
     January 1, 1995, PFC transferred its ranch operations and all related assets and liabilities to Four Star, Inc. (Four Star) in exchange for all of Four Star's outstanding common stock pursuant to a plan of reorganization under the Internal Revenue Code section 368 (a)(1)(d). All of Four Star's stocks were then distributed to Yeaman Enterprises, Inc. (Yeaman) in exchange for 1,880,000 shares of the Company's stock as part of the reorganization. The consolidated financial statements for the periods presented have been restated to exclude the accounts related to the ranch operations.


     The following assets and liabilities were transferred to Four Star in the reorganization:



                  Cash                                           $     5,266
                  Receivables                                        277,944
                  Inventories                                        113,445
                  Securities                                         335,333
                  Property and equipment                           1,433,642
                  Accounts payable                                     1,588
                  Accrued expenses                                    61,257
                  Long-term debt                                     380,986

     The condensed financial positions of PFC before and after the transfer are as follows:



                                                          December 31, 1994        Transfer             January 1, 1995
                                                           -----------------        --------             ---------------
                  Cash                                      $     5,266           $     5,266            $        -
                  Receivables                                   277,944               277,944                     -
                  Inventory                                     113,445               113,445                     -
                  Property and Equipment                      1,433,642             1,433,642                     -
                  Investment in land                            247,500                     -               247,500
                  Investment in securities                      461,333               335,333               126,000
                                                            -----------           -----------            ----------

                  TOTAL ASSETS                              $ 2,539,130           $ 2,165,630            $  373,500
                                                            ===========           ===========            ==========

                  Long-term debt                            $   380,986           $   380,986            $        -
                  Accounts payable                               13,321                 1,588                11,733
                  Accrued expenses                               72,295                61,257                11,038
                                                            -----------           -----------            ----------
                  TOTAL LIABILITIES                             466,602               443,831                22,771
                                                            -----------           -----------            ----------

                  Common stock                                   31,991                18,800                13,191
                  Additional paid-in capital                  4,093,794             3,578,056               515,738
                  Retained earnings                          (2,053,257)           (1,875,057)             (178,200)
                                                            -----------           -----------            ----------
                  TOTAL SHAREHOLDERS'
                        EQUITY                                2,072,528             1,721,799               350,729
                                                            -----------           -----------            ----------

                  TOTAL LIABILITIES AND
                  SHAREHOLDERS' EQUITY                      $ 2,539,130           $ 2,165,630            $  373,500
                                                            ===========           ===========            ==========



     On April 1, 1995, PFC acquired all of the outstanding shares of common stock of WCS for 1,880,000 shares of the common stock of PFC. The transaction has been accounted for as pooling of interests and, accordingly, the consolidated financial statements for the periods presented have been restated to include the accounts of WCS. Net sales and net income of the separate companies for the periods preceding the acquisition were as follows:


                                                                       Net Sales          Net Income
                                                                       ---------          ----------
          Three months ended March 31, 1995 (unaudited):
             PFC                                                              --                  --
             WCS                                                         944,061             106,012
                                                                       ---------          ----------
             Combined                                                    944,061             106,012
                                                                       ---------          ----------
          Year ended December 31, 1994:
             PFC                                                              --            (178,200)
             WCS                                                       1,973,145             (17,530)
                                                                       ---------          ----------
             Combined                                                  1,973,145            (195,730)
                                                                       ---------          ----------


     Accounting principles and consolidation policy

     The accompanying consolidated financial statements include the accounts of Profit Financial Corporation and its majority-owned subsidiaries. WCS has a fiscal year end of January 31, and the balances as of January 31, 1997, 1996 and 1995 have been used to prepare the consolidated financial statements as of December 31, 1996, 1995 and 1994. All significant inter-company transactions and balances have been eliminated in the consolidation.

          Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to financial statements. Changes in such estimates may affect amounts reported in future periods.

          Cash and cash equivalents

     The Company considers highly liquid investments with the original maturity of three months or less to be cash and cash equivalents. Included in these amounts are money market funds of $581,558, and $41,348 as of December 31, 1996 and 1995,
     respectively.

          Marketable securities

      Brokerage accounts are used by seminar instructors during the seminars, especially at the Wall Street Workshop, to demonstrate how to buy and sell securities using a broker. Marketable securities consist mainly of stocks and options. They have been categorized as trading securities and, as a result, are stated at market value. All changes in trading securities' fair values are reported in earnings as they occur. Realized gains and losses on the sale of securities are determined using the specific-identification method.

          Inventory

      Inventory, which consists primarily of finished goods, is valued at the lower of cost or market. Cost is determined using the first-in, first-out method.

          Property and equipment

      Property and equipment are stated at cost. Depreciation is computed using the accelerated method over the estimated useful lives of the related assets for both financial reporting and tax reporting purposes. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated life of the asset or the remaining term of the lease. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

          Revenue recognition

      Tuition revenues for seminars received in advance are deferred and recognized only when the services are rendered. .


      Subscription revenues for WIN (Wealth Information Network) membership generally are received for up to one year in advance and are recorded and presented in the financial statements as deferred revenue until earned. Although a typical subscription binds the subscriber to prepay, the subscription term begins when the customer receives his logon code. The deferred revenues are recognized on a monthly basis over the term of the contract.

      Other revenues are recognized when finished products are shipped to customers or services have been rendered.

          Advertising costs

          Advertising costs are expensed when incurred.

          Income taxes

      Income taxes are provided for tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes.

           Barter transactions

      The Company is accounting for barter credits in accordance with APB Opinion No. 29, Accounting for Non-monetary Transactions, and EITF issue No. 93-11, Accounting for Barter Transactions, involving barter credits which presumes that the fair value of the non-monetary asset exchanged is more clearly evident than the fair value of the barter credit received, and that the barter credit should be reported at the fair value of the non-monetary asset exchanged.

      The Company purchased radio air time advertising in exchange for common stock in December 1995. .The transaction is discussed further in Note K.

          Earnings per share

      Earnings per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during each year. Earnings per share is computed using the treasury stock method.

Note B - Common Stock Split

      On August 6, 1996, the Board of Directors declared a two-for-one stock split on the Company's Class A common stock, effected in the form of a stock dividend to shareholders of record on July 15, 1996. The number of shares issued at September 10, 1996 after giving effect to the split was 6,650,442 common shares (3,325,211 common shares before the split). The effects of the stock split are accounted for in all share and per share data included in these consolidated financial statements.

Note C - Concentration of Risks

      Cash in banks, based on bank balances, exceeded federally insured limits by $574,388 and $7,851 as of December 31, 1996 and 1995, respectively. Receivables from four credit card companies aggregated approximately $376,256 and $129,188 at December 31, 1996 and 1995 respectively. The Company invests the majority of its excess cash in marketable securities. Marketable securities are carried at fair market value, which amounted to $3,801,039, and $349,206 as of December 31, 1996, and 1995, and accounted for 22% and 15% of the Company's consolidated assets as of December 1996 and 1995 respectively.

          The following table shows the percentage of revenues:

                                             1996    1995    1994
                                             ----    ----    ----

          Seminars                            52%    53%     30%
          WIN subscriptions                 12%     7%     3%
          Entity formation services           14%    20%     50%
          Product sales                       22%    20%     17%

      The following table shows the states from which the Company derived over 10% of its seminar revenues:
      1996    1995    1994
                                                  ----    ----    ----

                            California             15%     27%     34%
                            Colorado                7%     11%     --
                            Washington             13%     13%     38%
                            Nevada                  2%      1%     16%


Note D - Economic Dependency and Significant Risks and Uncertainties

      The Company derived a majority of its revenues solely through the sponsoring and promoting of products, seminars and services of Money Chef, Inc. One of the co-trustees of the Cook Family Trust, the shareholder of Money Chef, Inc., is the president of the Company. This individual was the named defendant of a fraud charge in the State of Arizona. The case was dismissed with prejudice on June 5, 1997.

      In March 1996, the Securities and Exchange Commission (the "Commission") entered an order directing a private investigation of the Company. The Company's legal counsel has responded to the Commission's requests for documents and information on behalf of the corporation. No enforcement action has been taken, and the Commission has advised that the inquiry should not be construed as an adverse reflection on the securities involved or on any person or entity.

      The Company has also received subpoenas from the State of Washington's Department of Financial Institutions, Securities Division requesting information related to PFC, WCS and the Company's president.

      Note E - Related Party Transactions

      The Company entered into a product agreement with Money Chef, Inc. to obtain the rights to promote and sponsor seminars, entity formation services and products owned and controlled by Money Chef, Inc. for royalty payments ranging from ten to fifty percent of gross sales. Royalty expenses totaled $4,366,183, $755,500, and $82,923 for the years ended December 31, 1996, 1995 and 1994 respectively. $48,781 of royalties were prepaid as of December 31, 1996 and $136,238 of royalties was owed as of December 31, 1995. Money Chef, Inc. has opted to receive royalties of the minimum percentage of revenue for all of the three years.

      The Company obtained services from seminar speakers provided by companies owned by officers of the Company. Total speaker fees paid to such companies totaled $131,337 for the year ended December 31, 1996 and none for years 1995 and 1994. There were no additional amounts due to such companies as of December 31, 1996 and 1995.

      The Company has various notes receivable from employees and officers. Original maturity dates are from 12 months to 360 months. Annual interest rates range from 5.45% to 12%. The manner of settlement is by salary deduction or payment. Substantially all notes receivable are secured by real property or personal property. The Company evaluates notes receivables in accordance with Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan. There is no impaired notes receivable as of December 31, 1996 and 1995.

      In 1995, the Company accepted a single family home subject to a mortgage balance of $119,825 from an employee in full settlement of a 10.5% note receivable with an outstanding balance of $17,661. The asset was capitalized at $137,486, and no gain or loss was charged to operations. The employee entered into an agreement with the Company to rent the property for a monthly rent of $1,300 through July 2000. Under the agreement, the employee also has an option to repurchase the property at specified amounts through July 2000. In 1996, the Company sold the property to another employee for $137,352, and received a note bearing 8% interest per annum as consideration.

      Due from related parties in the amount of $663,401 represents advances to the following, in which the Company has no direct ownership interest:



          Name of Related
          Parties                                      Amount
         ---------------                ---------------------   ---------

          Crossroad Northwest, LP                                $ 628,401
          Five Star Consulting, Inc.                                25,000
          Total Hoteliers, LP                                        10,000
                                                      ---------
                          Total                                    $ 663,401
                                                                    =========

      Note F - Marketable Securities

      The net unrealized loss in trading securities that has been included in earnings during the period amounted to $92,711, $88,719, and $(1,616)for the years ended December 31, 1996, 1995, and 1994 respectively.

      Note G - Receivables

          Following is a summary of receivables:


                                                        December 31,
                                                -------------------------
                                                   1996           1995
                                                -----------    ----------

           Trade and credit card receivables    $  848,282   $  129,188
       Notes receivable, employees               1,714,802      106,904
           Notes receivable from officer           249,604            -
           Due from related parties                663,401            -
           Other                                    11,378        1,611
                                                -----------    --------
                     Total                      $3,487,467     $237,703
                                                ==========     ========


      Management estimates that substantially all receivables are collectible.


Note H - Property and Equipment

          The following is a summary of property and equipment:

                                                    December 31,
                                            -----------------------
                                               1996         1995
                                            -----------   ---------
           Land                               $ 532,000    $ 27,470
           Building                           4,183,361     109,882
           Equipment                          1,270,583     218,555
           Automobiles                          828,604          --
           Furniture and fixtures               681,425      52,793
           Leasehold improvements                    --      25,090
                                            -----------   ---------
                                              7,495,973     433,790
           Less: Accumulated depreciation      (360,768)    (88,779)
                                            -----------    ---------
                       Total                $ 7,135,205   $ 345,011
                                            ===========   =========

      Depreciation expense charged to operations was $344,991, $38,816 and $30,663 in December 31, 1996, 1995, and 1994, respectively.

      Note I - Non-Marketable Investments and Accounting Changes

      Non-marketable investments consists of investments in venture capital partnerships and private companies, and 99 lots of land in a recreational development in the County of Antrim, Michigan. The estimated non-marketable investments approximated the carrying amount at December 31, 1996 and 1995. The fair values of investments in venture capital partnerships and private companies were estimated based on financial condition and operating results, or other pertinent information. No dividends were received from non-marketable investments during the years shown.

      The Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of in 1995. The Company recorded a non-cash pre-tax charge of $99,000 for the year ending December 31, 1995 to write-down the carrying value of the land investment in the County of Antrim, Michigan. The Company considers the sale prices of comparable lots in the recreational development project as indicators of fair value.

      Non-marketable investments consist of the following:

                                                            1996        1995
                                                          --------   ----------

      200,000 shares Arrow Management, Inc.               $ 18,600    $  18,600
      99 Lots (land) - Michigan                           $148,500    $ 148,500
      12% interest in 4500 South Hotel Partners, L.C.     $268,000       -- --
      2,187 shares Internos Productions, Inc.             $ 87,500       -- --
      Equity in subsidiary's investment                     -- --    $1,068,000
                                                          --------   ----------
                          Totals                          $522,600   $1,235,100
                                                          --------   ----------
                                                          --------   ----------


   Note J - Long-Term Debt

         The following is a summary of long-term debt:


                                                                                 December 31,
                                                                              1996          1995
                                                                         ------------    ----------
         Unsecured note payable to unrelated party, due
         in monthly installments of $11,100, bears interest
         at 21% per annum                                                 $       --    $  70,000

         Unsecured note payable to unrelated party, due in
         monthly installments of $1,000, bears interest at 20%
         per annum                                                                --        6,204

         Automobile loan payable to a credit union assumed by
         the company on behalf of an employee, due December
         2003, bears interest at 9.25% per annum                               36,178          --

         Unsecured note payable to a related party, originally
         due October 15, 1996, bears interest at 10% per annum                 19,000      19,000

         Unsecured note payable to a related party, originally
         due October 15, 1996; bears interest at 10% per annum                 45,000      45,000

         Mortgage payable, secured by land and building, due in monthly installments of principal and interest of $50,000 from
         September 1, 1996 through August 1, 1997, $100,000 from
         September 1, 1997 to February 1, 1999 and $555,862 on March 1,
         1999, includes interest at 9% per annum                            2,393,292         --

         Mortgage payable, secured by land and building, due
         in monthly installments of $1,067, bears interest at
         10% per annum                                                             --      118,735
                                                                         ------------    ----------

             Total Debt                                                   $ 2,493,470     $258,939

         Less: Current maturities
                others                                                       (660,708)     (77,175)
                related parties                                               (19,000)     (19,000)
                officer                                                       (45,000)     (45,000)
                                                                         ------------    ----------

         Total Long Term Debt                                             $ 1,768,762    $ 117,764
                                                                         ============    ===========



               PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The following are maturities of long-term debt for each of the next five years:


                1997                             $   724,708
                1998                               1,091,782
                1999                                 655,498
                2000                                   4,954
                2001                                   5,432
                Thereafter                            11,096
                                                 -----------
                Total                            $ 2,493,470
                Less: Current long-term debt         724,708
                                                 -----------
                                                 $ 1,768,762
                                                 ===========

      Note K - Prepaid Advertising

      In 1995, the Company entered into an agreement with Associated Reciprocal Traders, Ltd. (ART) to purchase from ART 20,000 Investor Relations-Advertising-Infomercial radio air time spots, priced at $25 per ad spot, per station, for a sum total of $500,000. In payment of the foregoing, the Company issued 100,000 shares of common stock to ART in January 1996 at negotiated value which was greater than fair market value at $5.00 on the date issued. The prepaid advertising is shown as a reduction of shareholders' equity rather than as an asset.

      Note L - Disclosures About Fair Value of Financial Instruments

      Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments, as part of a continuing process by the FASB to improve information regarding financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

      Cash and cash equivalents - The carrying amount of cash and cash equivalents approximates its fair value.

      Marketable securities - The fair value of marketable securities were estimated based on quotes obtained from brokers for those instruments.

      Non-Marketable Investments - The fair value of non-marketable investments is determined by financial positions of the investee companies and market conditions.

      Margin loans in investment accounts - The carrying amount of margin loans approximates its fair value.

      Long-Term Debt - The fair values of the Company's long-term debt either approximates fair value or estimates using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

      The carrying amounts and fair values of the Company's financial instruments at December 31, 1996 and 1995 are as follows:


                                                   1996                        1995
                                        ---------------------------  ----------------------------
                                           Carrying       Fair        Carrying        Fair
                                            Amount        Value        Amount         Value
                                         ------------  -----------  ------------     -----------
         Cash and cash equivalents           $ 635,141  $  635,141  $  26,840      $   26,840
         Marketable securities               3,801,039   3,801,039     349,206        349,206
         Non-marketable investments            522,600     522,600   1,235,100      1,235,100
         Margin loans in investment
            accounts                         1,103,936   1,103,936           -              -
         Long-term debt                      1,768,762   1,768,762     117,764        117,764


      The carrying amounts in the table are included in the balance sheet under the indicated captions.

      Note M - Lease and Other Commitments

      Operating lease commitments are primarily for office space. Rental expense amounted to $294,918, $109,133 and $70,314 for the years ended December 31, 1996, 1995, and 1994 respectively. Future minimum rental commitments are as follows:

                  1997                      $ 46,098
                  1998                        46,098
                  1999                        46,098
                  2000                         7,683
                                          ----------
                  Total                    $ 145,977
                                          ==========

      The Company entered into an employment agreement in January, 1997, with one of its executive officers. The agreement provided for a minimum salary plus incentive bonuses which are payable if specified management goals are attained. The agreement also gives the officer the right to purchase 80,000 shares at $1.50 per share through 1999 at 20,000 shares per year. The options may be exercised within a ten year period from the date of vesting.

      The Company entered into agreements in 1996 with two contracting companies to make improvements on its office building in Seattle, Washington. Total commitments on future payments was approximately $375,000 as of December 31, 1996.

                 PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note N -  Income Taxes

     Provisions for income taxes in the consolidated statements of income consist of the following components:


                                                 Years ended December 31,
                                            1996            1995            1994
                                        -----------     -----------     -----------
                  Current
                  Federal               $ 2,321,968      $  183,200     $        --
                  State                          --              --              --
                  Other States               55,000              --              --
                                        -----------     -----------     -----------
                                          2,376,968         183,200              --
                  Deferred
                  Federal                  (775,724)            540          (7,880)
                  State                          --              --              --
                                        -----------     -----------     -----------
                                           (775,724)            540          (7,880)
                                        -----------     -----------     -----------

                  Total income taxes    $ 1,601,244      $  183,740     $    (7,880)
                                        -----------     -----------     -----------
                                        -----------     -----------     -----------


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the company's deferred tax assets and liabilities are as follows:



                                                                 December 31,
          Deferred tax assets:                               1996           1995
                                                         -----------    -----------
          Unrealized gain on trading securities           $  79,192       $  7,340
          Deferred revenues                                 806,294             --
          State income tax                                   19,250             --
                                                         -----------    -----------
          Total deferred tax assets                         904,736          7,340
                                                         -----------    -----------

          Deferred tax liabilities:
          Accelerated depreciation                           61,691             --
          State income tax                                   59,981             --
                                                         -----------    -----------
          Total deferred liabilities                        121,672             --
                                                         -----------    -----------

          Net Deferred tax asset                          $ 783,064       $  7,340
                                                         -----------    -----------
                                                         -----------    -----------

                 PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note N -  Income Taxes (continued)


     The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:



                                                       1996        1995       1994
                                                     --------    --------   --------
          Federal income tax rate                      35.0%       35.0%      35.0%
          Unrealized gain on trading securities         1.7         1.8         --
          Deferred revenues                            17.3          --         --
          Accelerated depreciation                     (1.3)         --         --
          Capitalized interest                         (1.3)         --         --
          State income tax                              0.4          --         --
                                                     --------    --------   --------
          Effective income tax rate                    51.8%       36.8%      35.0%
                                                     --------    --------   --------
                                                     --------    --------   --------



     Note O -  Revenues and Other Cost of Revenues




                                               Seminar          Product          Entity            WIN
                                               Revenues          Sales          Formations     Subscriptions        Total
                                             ------------     ------------     ------------    -------------     ------------
Year ended December 31, 1996:
Revenues, net of returns & discounts         $ 23,817,315     $ 10,608,421     $  3,716,528     $  2,582,251     $ 40,724,515

Other cost of revenues:
   Cost of goods sold                                  --        5,017,027               --               --        5,017,027
   Credit card fees                               556,663          247,942           86,864           60,353          951,822
   Cost of meeting rooms                        1,488,212               --               --               --        1,488,212
   Speaker fees                                 1,373,855               --          764,312               --        2,138,167
   Travel                                       1,383,464               --          206,724               --        1,590,188
                                             ------------     ------------     ------------     ------------     ------------
        Total                                $  4,802,194     $  5,264,969     $  1,057,900     $     60,353     $ 11,185,416
                                             ------------     ------------     ------------     ------------     ------------

Year ended December 31, 1995:
Revenues, net of returns & discounts         $  4,049,360     $  1,477,200     $  1,538,459     $    502,316     $  7,567,335

Other cost of revenues:
   Cost of goods sold                                  --        1,121,336               --               --        1,121,336
   Credit card fees                                90,359           32,963           34,330           11,209          168,861
   Cost of meeting rooms                           99,720               --               --               --           99,720
   Speaker fees                                   353,915          101,937          282,520               --          738,372
   Travel                                         357,772               --          132,327               --          490,099
                                             ------------     ------------     ------------     ------------     ------------
        Total                                $    901,766     $  1,256,236     $    449,177     $     11,209     $  2,618,388
                                             ------------     ------------     ------------     ------------     ------------

Year ended December 31, 1994:
Revenues, net of returns & discounts         $    532,422     $    331,225     $  1,064,670     $     44,828     $  1,973,145

Other cost of revenues:
   Cost of goods sold                                  --          217,355               --               --          217,355
   Credit card fees                                12,805            7,293           23,441              987           44,526
   Cost of meeting rooms                           14,083               --               --               --           14,083
   Speaker fees                                    64,279           54,017          286,986               --          405,282
   Travel                                          35,123               --           62,442               --           97,565
                                             ------------     ------------     ------------     ------------     ------------
        Total                                $    126,290     $    278,665     $    372,869     $        987     $    778,811
                                             ------------     ------------     ------------     ------------     ------------

              PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES


               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Note  P -  Dividends

     The Company did not declare or pay any dividends for the years shown in these financial statements.

     Note Q -  Non-Monetary Transactions

     In June 1996, prior to the two-for-one stock split, the Company issued 16,000 shares of its Class A common stock at $3 per share ($1.50 per share with effect of the stock split) to various employees for subscription notes receivable. In addition, the Company issued 30,422 shares of its Class A common stock at $2.50 per share to various employees as additional employee compensation.

     Note R -  Supplementary Disclosure of Cash Flow Information

     The Company paid $263,285 and $25,422 in interest, and $100,000 and $78,000 in income taxes, in the years ended December 31, 1996 and 1995 respectively. No interest or income taxes were paid in the year ended December 31, 1994.

     The Company purchased a three-story commercial building in July, 1996, and relocated in January 1997. The $3,300,000 purchase was financed with a $2,550,000 mortgage with an interest rate of 9% per annum, and a down payment of $750,000.

            REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors Profit Financial Corporation  Seattle, Washington

The audits referred to in our report to the Board of Directors of Profit Financial Corporation and subsidiaries dated June 25, 1997, relating to the consolidated financial statements of Profit Financial Corporation and subsidiaries included the audit of schedules listed under Item 14 of Form 10-K for the years ended December 31, 1996, 1995, and 1994. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based upon our audits.

In our opinion such financial statement schedules present fairly, in all material respects, the information set forth therein.


                                        /s/ Miller & Company

                                        Certified Public Accountants


Santa Monica, California
25 June 1997

             PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES


   SCHEDULE 1 - CONDENSED FINANCIAL INFORMATION OF REGISTRANT BALANCE SHEETS


                                ASSETS



                                                            December 31,
                                                  -----------------------------
 CURRENT ASSETS                                            1996            1995
                                                   ------------     -----------

       Investment in subsidiary                    $    110,552     $   110,552
       Investment in land                               148,500         148,500
       Investment in non-marketable securities           18,600          18,600
       Other receivables                                  1,378               -
       Due from subsidiary                               48,013               -
                                                   ------------     -----------
                 TOTAL  ASSETS                     $    327,043      $  277,652
                                                   ------------     -----------
                                                   ------------     -----------



                   LIABILITIES AND SHAREHOLDERS' EQUITY

                                                             December 31,
                                                  -----------------------------
CURRENT LIABILITIES                                       1996             1995
                                                  ------------      -----------
       Accounts payable and accrued expenses      $     22,080      $    41,396

                                                  ------------      -----------

              TOTAL LIABILITIES                         22,080           41,396
                                                  ------------      -----------


SHAREHOLDERS' EQUITY
Preferred stock                                             --               --
Common stock                                            66,807           31,991
Paid-in capital                                      1,072,608          498,938
Prepaid advertising                                   (500,000)              --
Retained earnings (deficit)                           (334,452)        (294,673)
                                                  ------------      -----------

TOTAL SHAREHOLDERS' EQUITY                             304,963          236,256
                                                  ------------      -----------
TOTAL LIABILITIES, MINORITY INTEREST,
       AND SHAREHOLDERS' EQUITY                    $   327,043      $   277,652
                                                  ------------      -----------
                                                  ------------      -----------

                 PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

     STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT


                                                 Years ended December 31,
                                        ---------------------------------------
                                             1996           1995           1994
                                        ---------      ---------      ---------

INTEREST INCOME                         $   2,013      $      --      $      --

GENERAL AND ADMINISTRATIVE EXPENSES       (41,792)       (18,625)            --

LOSS ON NON-MARKETABLE SECURITIES              --       (107,400)      (178,200)
IMPAIRMENT OF LONG-LIVED ASSETS                --        (99,000)            --

                                        ---------      ---------      ---------

INCOME (LOSS) BEFORE INCOME TAXES         (39,779)      (225,025)      (178,200)

PROVISION FOR INCOME TAXES                     --             --             --
                                        ---------      ---------      ---------

       NET LOSS                         $ (39,779)     $(225,025)     $(178,200)

ACCUMULATED DEFICIT, BEGINNING           (294,673)      (178,200)            --

ISSUANCE OF COMMON STOCK IN
EXCHANGE  FOR INVESTMENT
IN SUBSIDIARY                                  --        108,552             --
                                        ---------      ---------      ---------

ACCUMULATED DEFICIT, ENDING             $(334,452)     $(294,673)     $(178,200)
                                        ---------      ---------      ---------
                                        ---------      ---------      ---------

               PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

     STATEMENTS OF CASH FLOWS


                                                                    Years ended December 31,
                                                           ---------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                           1996           1995           1994
                                                           ---------      ---------      ---------
Net income (loss)                                          $ (39,779)     $(225,025)     $(178,200)

Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
       Impairment of long-lived assets                            --         99,000             --

       Loss on investment in non-marketable securities            --        107,400        178,200

Changes in assets and liabilities:
       Receivables                                            (1,378)            --             --
       Due from subsidiary                                   (48,013)            --             --
       Accounts payable and accrued expenses                 (19,316)        18,625             --
                                                            ---------      ---------      ---------
TOTAL ADJUSTMENTS                                            (68,707)       225,025        178,200
                                                            ---------      ---------      ---------

NET CASH PROVIDED BY OPERATING ACTIVITIES                   (108,486)       225,025        178,200
                                                            ---------      ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

Issuance of common stock                                     108,486             --             --
                                                            ---------      ---------      ---------

NET INCREASE IN CASH                                              --             --             --


CASH, beginning of year                                           --             --             --
                                                            ---------      ---------      ---------

CASH, end of year                                           $     --       $     --       $     --
                                                            ---------      ---------      ---------
                                                            ---------      ---------      ---------